Deutsche Bank

Exhibit 99.2

Agenda

Deutsche Bank
Aktiengesellschaft
Frankfurt am Main

- ISIN DE 0005140008 -

- WKN 514000 -

We take pleasure in inviting our shareholders to the

Ordinary General Meeting

convened for

Thursday, May 27, 2021, 09:00 Central European Summer Time (CEST) (= 07:00 Coordinated Universal Time (UTC))

as a virtual general meeting without the physical presence of shareholders or their representatives.

Agenda

1. Presentation of the established Annual Financial Statements and Management Report for the 2020 financial year, the approved Consolidated Financial Statements and Management Report for the 2020 financial year as well as the Report of the Supervisory Board

The Supervisory Board has already approved the Annual Financial Statements and Consolidated Financial Statements prepared by the Management Board; the Annual Financial Statements are thus established. Therefore, in accordance with the statutory provisions, a resolution is not provided for on this Agenda Item.

2. Ratification of the acts of management of the members of the Management Board for the 2020 financial year

The Management Board and Supervisory Board propose that the acts of management of the members of the Management Board in office during the 2020 financial year be ratified for this period. The actions shall be ratified on an individual basis, i.e. a separate resolution shall be passed for each member of the Management Board.

The actions of the following Management Board members in office in the 2020 financial year shall be ratified: Christian Sewing (Chairman of the Management Board (CEO)), Karl von Rohr (Deputy Chairman of the Management Board (President)), Fabrizio Campelli, Frank Kuhnke, Bernd Leukert, Stuart Lewis, James von Moltke, Alexander von zur Mühlen (member of the Management Board since August 1, 2020), Christiana Riley, Professor Dr. Stefan Simon (member of the Management Board since August 1,

2020) and Werner Steinmüller (member of the Management Board until and including July 31, 2020).

3. Ratification of the acts of management of the members of the Supervisory Board for the 2020 financial year

The Management Board and Supervisory Board propose that the acts of management of the members of the Supervisory Board in office during the 2020 financial year be ratified for this period. The actions shall be ratified on an individual basis, i.e. a separate resolution shall be passed for each member of the Supervisory Board.

The actions of the following Supervisory Board members in office in the 2020 financial year shall be ratified: Dr. Paul Achleitner (Chairman of the Supervisory Board), Detlef Polaschek (Deputy Chairman of the Supervisory Board), Ludwig Blomeyer- Bartenstein, Frank Bsirske, Mayree Carroll Clark, Jan Duscheck, Dr. Gerhard Eschelbeck, Sigmar Gabriel (member of the Supervisory Board since March 11, 2020), Katherine Garrett-Cox (member of the Supervisory Board until the end of the General Meeting of the company on May 20, 2020), Timo Heider, Martina Klee, Henriette Mark, Gabriele Platscher, Bernd Rose, Gerd Alexander Schütz, Stephan Szukalski, John Alexander Thain, Michele Trogni, Dr. Dagmar Valcárcel, Dr. Theodor Weimer (member of the Supervisory Board since the end of the General Meeting of the company on May 20, 2020) and Professor Dr. Norbert Winkeljohann.

4. Election of the auditor for the 2021 financial year, interim accounts

The Supervisory Board, based on the recommendation of its Audit Committee, proposes the following resolution:

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart, (EY) is appointed as the auditor of the Annual Financial Statements and as the auditor of the Consolidated Financial Statements for the 2021 financial year.

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart, (EY) is also appointed for the limited review of the condensed consolidated interim financial statements as of June 30, 2021 (§ 115 (5), § 117 No. 2 Securities Trading Act), and of the consolidated interim financial statements and consolidated interim management reports (§ 340i (4) German Commercial Code, § 115 (7) Securities Trading Act) – if any – prepared before the Ordinary General Meeting in 2022.

The Audit Committee declared that its recommendation is free of improper third-party influence and, in particular, that no clause within the meaning of Article 16 (6) of the Statutory Audit Regulation (EU) was imposed on it that limited its selection to specific auditors.

5. Authorization to acquire own shares pursuant to § 71 (1) No. 8 Stock Corporation Act as well as for their use with the possible exclusion of pre- emptive rights

The Management Board and Supervisory Board propose the following resolution:

a) The company is authorized to buy, on or before April 30, 2026, its own shares in a total volume of up to 10% of the share capital at the time the resolution is taken or – if the value is lower – of the share capital at the time this authorization is exercised. Together with its own shares acquired for trading purposes and/or for other reasons and which are from time to time in the company’s possession or attributable to the company pursuant to § 71a ff. Stock Corporation Act, the own shares purchased on the basis of this authorization may not at any time exceed 10% of the company’s respectively applicable share capital. The own shares may be bought through the stock exchange or by means of a public purchase offer to all shareholders. The countervalue for the purchase of shares (excluding ancillary purchase costs) through a stock exchange may not be more than 10% higher or more than 20% lower than the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the obligation to purchase. In the case of a public purchase offer, it may not be more than 10% higher or more than 20% lower than the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the day of publication of the offer. If the volume of shares offered in a public purchase offer exceeds the planned buyback volume, acceptance must be in proportion to the shares offered in each case. The preferred acceptance of small quantities of up to 50 of the company’s shares offered for purchase per shareholder may be provided for.

b) The Management Board is authorized to dispose of the purchased shares and of any shares purchased on the basis of previous authorizations pursuant to § 71 (1) No. 8 Stock Corporation Act on the stock exchange or by an offer to all shareholders. The Management Board is also authorized to dispose of the purchased shares against contribution in kind with the exclusion of shareholders’ pre-emptive rights for the purpose of acquiring companies or shareholdings in companies or other assets that serve to advance the company’s business operations. In addition, the Management Board is authorized, in case it disposes of such own shares by offer to all shareholders, to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by the company and its affiliated companies pre- emptive rights to the shares to the extent that they would be entitled to such rights if they exercised their option and/or conversion rights. Shareholders’ pre- emptive rights are excluded for these cases and to this extent. The Management Board is also authorized to use shares purchased on the basis of authorizations pursuant to § 71 (1) No. 8 Stock Corporation Act to issue staff shares, with the exclusion of shareholders’ pre-emptive rights, to employees and retired employees of the company and its affiliated companies or to use them to service option rights on shares of the company and/or rights or duties to purchase shares of the company granted to employees or members of executive or non- executive management bodies of the company and of affiliated companies.

Furthermore, the Management Board is authorized, with the exclusion of shareholders’ pre-emptive rights, to sell such own shares to third parties against cash payment if the purchase price is not substantially lower than the price of the shares on the stock exchange at the time of sale. Use may only be made of this authorization if it has been ensured that the number of shares sold on the basis of this authorization does not exceed 10% of the company’s share capital at the time this authorization becomes effective or – if the amount is lower – at the time this authorization is exercised. Shares that are issued or sold during the validity of this authorization with the exclusion of pre-emptive rights, in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act, are to be included in the maximum limit of 10% of the share capital. Also to be included are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory rights or participatory rights, if these bonds or participatory rights are issued during the validity of this authorization with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act.

c) The Management Board is also authorized to cancel shares acquired on the basis of this or a preceding authorization without the execution of this cancellation process requiring a further resolution by the General Meeting.

d) The presently existing authorization given by the General Meeting on May 20, 2020, and valid until April 30, 2025, to purchase own shares will be cancelled with effect from the time when this new authorization comes into force.

6. Authorization to use derivatives within the framework of the purchase of own shares pursuant to § 71 (1) No. 8 Stock Corporation Act

In supplementing the authorization to be resolved on under Item 5 of this Agenda to acquire own shares pursuant to § 71 (1) No. 8 Stock Corporation Act, the company is also to be authorized to acquire own shares with the use of derivatives.

The Management Board and Supervisory Board propose the following resolution:

The purchase of shares subject to the authorization to acquire own shares to be resolved under Agenda Item 5 may be executed, apart from in the ways described there, with the use of put and call options or forward purchase contracts. The company may sell to third parties put options based on physical delivery and buy call options from third parties if it is ensured by the option conditions that these options are fulfilled only with shares which themselves were acquired subject to compliance with the principle of equal treatment. All share purchases based on put or call options are limited to shares in a maximum volume of 5% of the actual share capital at the time of the resolution by the General Meeting on this authorization. The term of the options must be selected such that the share purchase upon exercising the option is carried out at the latest on April 30, 2026.

The purchase price to be paid per share upon exercise of the put options or upon the maturity of the forward purchase may not exceed by more than 10% or fall below 10% of the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before conclusion of the respective transaction in each case excluding ancillary purchase costs but taking into account the option premium received. The call options may only be exercised if the purchase price to be paid does not exceed by more than 10% or fall below 10% of the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the acquisition of the shares. The rules specified under Item 5 of this Agenda apply to the sale and cancellation of shares acquired with the use of derivatives.

Own shares may continue to be purchased using existing derivatives that were agreed on the basis and during the existence of previous authorizations.

7. Authorization to acquire own shares for trading purposes pursuant to § 71
(1) No. 7 Stock Corporation Act

The Management Board and Supervisory Board propose the following resolution:

The company is authorized to buy and sell, for the purpose of securities trading, its own shares on or before April 30, 2026, at prices which do not exceed or fall short by more than 10% of the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the respective three preceding stock exchange trading days. In this context, the shares acquired for this purpose may not, at the end of any day, exceed 5% of the share capital of the company. The presently existing authorization given by the General Meeting on May 18, 2017, and valid until April 30, 2022, to purchase own shares for trading purposes will be cancelled with effect from the time when the new authorization comes into force.

8. Resolution to be taken on the approval of the compensation system of the Management Board members

Pursuant to § 120a (1) Stock Corporation Act in the version applicable since January 1, 2020, for companies listed on the stock exchange, a resolution is to be taken at least every four years on the compensation system of the Management Board members. Although the new regulation already entered into force on January 1, 2020, the first resolution does not have to be taken, pursuant to the transition regulation in § 26j (1) Introductory Act to the Stock Corporation Act, until before the end of the first Ordinary General Meeting that takes place after December 31, 2020. Therefore, the Management Board compensation system is being presented to the General Meeting this year for a resolution to be taken.

The compensation system for the Management Board members was last approved by the General Meeting of Deutsche Bank Aktiengesellschaft on May 18, 2017. The Supervisory Board took the pending vote on the compensation system as an opportunity to comprehensively review and further develop its current design. In February 2021, the Supervisory Board resolved changes to the compensation structures.

As a result, adjustments were made that structure the compensation components such that they lead to an even greater degree of consistency and transparency with regard to the compensation structures and the weighting of the components. Within the framework of promoting good corporate governance and the sustainable development of the company, Environmental, Social and Governance (ESG) objectives, in particular, will be taken into account in the future to an even greater extent in the performance criteria. In addition, the Supervisory Board can award up to 100% of the variable compensation determined for individual Management Board members as share-based, in order to also foster their shareholdings to fulfill the ambitious Deutsche Bank Shareholding Guidelines. The alignment of Management Board and shareholders’ interests will thus be significantly strengthened.

As the previous design and application of the system have proven themselves and are already in accordance with the regulatory requirements, the basic structure of the Management Board compensation essentially remains unchanged, apart from the specified adjustments. Insofar as required, other components of the Management Board compensation system were aligned to amended regulatory conditions. In particular, the requirements of § 87a Stock Corporation Act, the Remuneration Ordinance for Institutions and the recommendations of the revised German Corporate Governance Code (2020) were taken into account.

The new compensation system, which has been in use since January 1, 2021, is presented in the section “Reports and Notices” under the heading “Ad Item 8: Compensation system for Management Board members” and is extensively described and explained with all the material details on the compensation structures. These include in particular the determination of maximum compensation, the contribution of compensation towards the fostering of the business strategy and the long-term development of the company, the financial and non-financial performance criteria for the granting of variable compensation components as well as the deferral periods and possibilities for clawing back components of variable compensation. The description is also accessible through the internet at www.db.com/general-meeting.

The Supervisory Board proposes that the system of compensation for the Management Board members be approved as described in the Invitation to the Ordinary General Meeting on May 27, 2021, in the section “Reports and Notices” under the heading “Ad Item 8: Compensation system for Management Board members”.

9. Resolution to be taken on the compensation of the Supervisory Board members; amendment to the Articles of Association

Pursuant to § 113 (3) Stock Corporation Act in the version applicable since January 1, 2020, for companies listed on the stock exchange, a resolution is to be taken at least every four years on the compensation of the Supervisory Board members. Although the new regulation already entered into force on January 1, 2020, the first resolution does not have to be taken, pursuant to the transition regulation in § 26j (1) Introductory Act to the Stock Corporation Act, until before the end of the first Ordinary General Meeting that takes place after December 31, 2020. Therefore, the Supervisory Board compensation and its underlying compensation system are being presented to the General Meeting this year for a resolution to be taken, whereby it is proposed that the compensation for the Technology, Data and Innovation Committee shall be aligned to the compensation for the Audit Committee, Risk Committee and Integrity Committee and the adjusted Supervisory Board compensation and its underlying compensation system are to be approved.

The compensation of the Supervisory Board members is regulated in § 14 of the Articles of Association of Deutsche Bank Aktiengesellschaft. According to this, the members of the Supervisory Board receive a fixed annual compensation in an amount that depends in each individual case on the tasks being performed, such as the chair, deputy chair or ordinary membership of the Supervisory Board and ordinary membership or chair of Supervisory Board committees. Compensation is pro rata temporis upon a change in the Supervisory Board during the year. 75% of the annual total fixed compensation that a Supervisory Board member is entitled to is paid in the following year. The other 25% of the annual total fixed compensation is converted into virtual shares of the company based on the current average share price in each case; the current value of these shares is paid to the Supervisory Board member following his or her departure from the Supervisory Board. Variable compensation that is dependent on the achievement of certain targets or parameters would not be admissible for Supervisory Board members of the company pursuant to § 25d (5) sentence 4 German Banking Act and is accordingly not provided for.

The review of Supervisory Board compensation within the framework of the Supervisory Board’s self-assessment, which is required to be performed at least annually pursuant to § 25d (11) sentence 1 Nos. 3 and 4 German Banking Act, found that the tasks of the Technology, Data and Innovation Committee, currently in light of the key role of technologies and innovations within the framework of executing the bank’s strategy and prospectively in the future during the transformation phase, require efforts on the part of its members that match those of the Audit Committee, Risk Committee and Integrity Committee, so that the compensation for the membership and the chairing of the Technology, Data and Innovation Committee should equal the compensation for the above-specified committees. According to the current provision in § 14 (2) of the Articles of Association, which regulates the additional annual fixed compensation for the members and chairs of the committees, the members of the Audit Committee, Risk Committee and Integrity Committee receive additional annual fixed compensation of €100,000 each. The chairs of these committees receive an additional annual fixed compensation of €200,000 each (§ 14 (2) letter a.) of the Articles of Association). In contrast, based on the current provision in the Articles of Association, the members of the Technology, Data and Innovation Committee receive additional annual fixed compensation of €50,000 each and the chair of this committee receives an additional annual fixed compensation of €100,000 (§ 14 (2) letter c.) of the Articles of Association, which regulates the compensation for all the other committees that are not specified under letters a.) and b.)). To align the compensation for the membership and the chairing of the Technology, Data and Innovation Committee with the compensation of the Audit Committee, Risk Committee and Integrity Committee, § 14 (2) letter a.) of the Articles of Association is therefore to be amended so that the Technology, Data and Innovation Committee is also specified under letter a.). After the amendment, the provision of § 14 (2) letter a.) of the Articles of Association would stipulate that the members of the Audit Committee, Risk Committee, Integrity Committee and Technology, Data and Innovation Committee receive an additional annual fixed compensation of €100,000 each and the chairs of these committees receive an additional annual fixed compensation of €200,000 each. The new compensation regulation shall become effective from the entry of the amendment to the Articles of Association in the Commercial Register, which is to be regulated in the re-wording of § 14 (7) of the Articles of Association. The current transitional regulation set out in § 14 (7) of Articles of Association relates to a preceding amendment to Supervisory Board compensation and has thus become unnecessary and can therefore be deleted.

The wording of § 14 of the Articles of Association (in the current version), the details on compensation as well as other components, such as the reimbursement of expenses and coverage through a financial liability insurance policy, are contained in the section “Reports and Notices” under the heading “Ad Item 9: Compensation of the members of the Supervisory Board”. This section also contains a more detailed description of the compensation system based on the regulation in the Articles of Association in corresponding application of § 87a (1) sentence 2 Stock Corporation Act in the version that came into force on January 1, 2020.

The Management Board and Supervisory Board thus propose the following resolution:

a) § 14 (2) of the Articles of Association is re-worded under “a)” to read as follows:

[Members and chairs of the committees of the Supervisory Board are paid additional fixed annual compensation as follows:]

“a.) For Audit Committee, Risk Committee, Integrity Committee and Technology, Data and Innovation Committee work:

Chair: €200,000, members: €100,000”; but otherwise remains unchanged.

§ 14 (7) is reworded to read as follows:

“The new compensation provision for the Technology, Data and Innovation Committee pursuant to the re-worded paragraph 2 a.) is applicable from the entry of the amendment to the Articles of Association in the Commercial Register of Deutsche Bank Aktiengesellschaft.”

b) The compensation of the Supervisory Board members pursuant to § 14 of the Articles of Association of Deutsche Bank Aktiengesellschaft is approved, along with its underlying compensation system, which is described in more detail in the invitation to the Ordinary General Meeting on May 27, 2021, in the section “Reports and Notices” under the heading “Ad Item 9: Compensation of the members of the Supervisory Board” – with effect from the entry into force of the proposed amendment to the Articles of Association under a) in the correspondingly amended version.”

10. Cancellation of existing authorized capital pursuant to § 4 (4) of the Articles of Association, creation of new authorized capital for capital increases in cash (with the possibility of excluding shareholders’ pre-emptive rights, also in accordance with § 186 (3) sentence 4 Stock Corporation Act) and corresponding amendments to the Articles of Association

Pursuant to § 4 (4) of the Articles of Association, the Management Board is authorized to increase the share capital, with the consent of the Supervisory Board, on or before April 30, 2022, by up to a total of €512,000,000 through the issue of new no par value registered shares against cash payment, with the possibility of excluding shareholders’ pre-emptive rights. To date, this authorization created by resolution of the General Meeting on May 18, 2017, under Agenda Item 12 has not been utilized.

To be able to cover short-term capital needs in the future, as well, a new authorized capital is to be created that essentially has the same structure as the previous authorized capital pursuant to § 4 (4) of the Articles of Association but with a longer period. At the same time, the currently unutilized authorized capital pursuant to § 4 (4) of the Articles of Association is to be cancelled.

The Management Board and Supervisory Board propose the following resolution:

a) The authorized capital created by resolution of the General Meeting on May 18, 2017, under Agenda Item 12 pursuant to § 4 (4) of the Articles of Association shall be cancelled with effect from the entry of the following resolution of Authorized Capital 2021/I in the Commercial Register of Deutsche Bank Aktiengesellschaft.

b) The Management Board is authorized to increase the share capital on or before April 30, 2026, once or more than once, by up to a total of €512,000,000 through the issue of new shares against cash payments (Authorized Capital 2021/I). Shareholders are to be granted pre-emptive rights. However, the Management Board is authorized to except broken amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights insofar as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by the company and its affiliated companies pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board is also authorized to exclude the pre-emptive rights in full if the issue price of the new shares is not significantly lower than the quoted price of the shares already listed at the time of the final determination of the issue price and the shares issued in accordance with § 186 (3) sentence 4 Stock Corporation Act do not exceed in total 10% of the share capital at the time the authorization becomes effective or – if the value is lower – at the time the authorization is utilized. Shares that are issued or sold during the validity of this authorization with the exclusion of pre-emptive rights, in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act, are to be included in the maximum limit of 10% of the share capital. Also to be included are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory rights or participatory rights, if these bonds or participatory rights are issued during the validity of this authorization with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act. The Management Board may make use of the authorizations above to exclude pre- emptive rights only to the extent that the proportional amount of the newly issued shares with the exclusion of pre-emptive rights does not exceed 10% of the share capital. Decisive for calculating the 10% limit is the amount of share capital at the time this authorization becomes effective. Should the amount of share capital be lower at the time this authorization is exercised, this amount is decisive. If, during the period of this authorization until its utilization, use is made of other authorizations to issue company shares or to issue rights that enable or obligate the subscription of the company’s shares and pre-emptive rights are excluded in the process, this is to be counted towards the 10% limit specified above. Management Board resolutions to utilize authorized capital and to exclude pre- emptive rights require the Supervisory Board’s approval. The new shares may also be taken up by banks specified by the Management Board with the obligation to offer them to shareholders (indirect pre-emptive right).

c) The previous § 4 (4) of the Articles of Association, which contains the cancelled authorized capital specified in letter a) above, is deleted and § 4 of the Articles of Association will contain the following new paragraph 4:

“(4) The Management Board is authorized to increase the share capital on or before April 30, 2026, once or more than once, by up to a total of €512,000,000 through the issue of new shares against cash payments (Authorized Capital 2021/I). Shareholders are to be granted pre-emptive rights. However, the Management Board is authorized to except broken amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights insofar as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by the company and its affiliated companies pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board is also authorized to exclude the pre-emptive rights in full if the issue price of the new shares is not significantly lower than the quoted price of the shares already listed at the time of the final determination of the issue price and the total shares issued since the authorization in accordance with § 186 (3) sentence 4 Stock Corporation Act do not exceed 10% of the share capital at the time the authorization becomes effective or – if the value is lower – at the time the authorization is utilized. Shares that are issued or sold during the validity of this authorization with the exclusion of pre- emptive rights, in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act, are to be included in the maximum limit of 10% of the share capital. Also to be included are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory rights or participatory rights, if these bonds or participatory rights are issued during the validity of this authorization with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act. The Management Board may make use of the authorizations above to exclude pre- emptive rights only to the extent that the proportional amount of the newly issued shares with the exclusion of pre-emptive rights does not exceed 10% of the share capital. Decisive for calculating the 10% limit is the amount of share capital at the time this authorization becomes effective. Should the amount of share capital be lower at the time this authorization is exercised, this amount is decisive. If, during the period of this authorization until its utilization, use is made of other authorizations to issue company shares or to issue rights that enable or obligate the subscription of the company’s shares and pre-emptive rights are excluded in the process, this is to be counted towards the 10% limit specified above. Management Board resolutions to utilize authorized capital and to exclude pre- emptive rights require the Supervisory Board’s approval. The new shares may also be taken up by banks specified by the Management Board with the obligation to offer them to shareholders (indirect pre-emptive right).”

11. Cancellation of authorized capital pursuant to § 4 (5) of the Articles of Association, creation of new authorized capital for capital increases in cash (with the possibility of excluding pre-emptive rights for broken amounts as well as in favor of holders of option and convertible rights) and corresponding amendments to the Articles of Association

Pursuant to § 4 (5) of the Articles of Association, the Management Board is authorized to increase the share capital with the consent of the Supervisory Board on or before April 30, 2022, once or more than once, by up to a total of €2,048,000,000 through the issue of new shares against cash payments. To date, this authorization resolved by the General Meeting on May 18, 2017, under Agenda Item 13 has not been utilized.

Besides the proposal above in Agenda Item 10 for the renewal of the unutilized authorized capital pursuant to § 4 (4) of the Articles of Association, the authorized capital pursuant to § 4 (5) of the Articles of Association is essentially to remain unchanged but is to be continued with a longer period in order to provide Management with a sufficiently broad spectrum of capital measures to cover short-term capital needs. At the same time, the currently unutilized authorized capital pursuant to § 4 (5) of the Articles of Association is to be cancelled.

The Management Board and Supervisory Board propose the following resolution:

a) The authorized capital created by resolution of the General Meeting on May 18, 2017, under Agenda Item 13 pursuant to § 4 (5) of the Articles of Association shall be cancelled with effect from the entry of the following resolution of Authorized Capital 2021/II in the Commercial Register of Deutsche Bank Aktiengesellschaft.

b) The Management Board is authorized to increase the share capital on or before April 30, 2026, once or more than once, by up to a total of €2,048,000,000 through the issue of new shares against cash payments (Authorized Capital 2021/II.). Shareholders are to be granted pre-emptive rights. However, the Management Board is authorized to except broken amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights insofar as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by the company and its affiliated companies pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board may make use of the authorizations above to exclude pre-emptive rights only to the extent that the proportional amount of the newly issued shares with the exclusion of pre-emptive rights does not exceed 10% of the share capital. Decisive for calculating the 10% limit is the amount of share capital at the time this authorization becomes effective. Should the amount of share capital be lower at the time this authorization is exercised, this amount is decisive. If, during the period of this authorization until its utilization, use is made of other authorizations to issue company shares or to issue rights that enable or obligate the subscription of the company’s shares and pre-

emptive rights are excluded in the process, this is to be counted towards the 10% limit specified above. Management Board resolutions to utilize authorized capital and to exclude pre-emptive rights require the Supervisory Board’s approval. The new shares may also be taken up by banks specified by the Management Board with the obligation to offer them to shareholders (indirect pre-emptive right).

c) The previous § 4 (5) of the Articles of Association, which contains the cancelled authorized capital specified in letter a) above, is deleted and § 4 of the Articles of Association will contain the following new paragraph 5:

“(5) The Management Board is authorized to increase the share capital on or before April 30, 2026, once or more than once, by up to a total of €2,048,000,000 through the issue of new shares against cash payments (Authorized Capital 2021/II). Shareholders are to be granted pre-emptive rights. However, the Management Board is authorized to except broken amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights insofar as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by the company and its affiliated companies pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board may make use of the authorizations above to exclude pre-emptive rights only to the extent that the proportional amount of the newly issued shares with the exclusion of pre-emptive rights does not exceed 10% of the share capital. Decisive for calculating the 10% limit is the amount of share capital at the time this authorization becomes effective. Should the amount of share capital be lower at the time this authorization is exercised, this amount is decisive. If, during the period of this authorization until its utilization, use is made of other authorizations to issue company shares or to issue rights that enable or obligate the subscription of the company’s shares and pre- emptive rights are excluded in the process, this is to be counted towards the 10% limit specified above. Management Board resolutions to utilize authorized capital and to exclude pre-emptive rights require the Supervisory Board’s approval. The new shares may also be taken up by banks specified by the Management Board with the obligation to offer them to shareholders (indirect pre-emptive right).”

12. Resolution to approve the conclusion of a control and profit and loss transfer agreement between Deutsche Bank Aktiengesellschaft and its subsidiary VÖB-ZVD Processing GmbH

Deutsche Bank Aktiengesellschaft and its subsidiary VÖB-ZVD Processing GmbH, Frankfurt am Main (hereinafter also referred to as the “Subsidiary”), concluded a Control and Profit and Loss Transfer Agreement on March 1, 2021 (“Inter-Company Agreement”). The objective of the Inter-Company Agreement is to include the Subsidiary in the tax group of Deutsche Bank Aktiengesellschaft for corporation tax purposes. 75% of the shares in the Subsidiary are held by Deutsche Bank

Aktiengesellschaft, and 25% by the Bundesverband Öffentlicher Banken Deutschlands, VÖB, e.V., Berlin (hereinafter also referred to as “VÖB”).

The Inter-Company Agreement requires the approval of the General Meeting of Deutsche Bank Aktiengesellschaft to become effective. On the basis of the Trust Agreement existing between the shareholders of January 13, 2016, VÖB holds its shares as a trustee (“Trust Participation”) in its own name but on behalf of and for the account of Deutsche Bank Aktiengesellschaft as trustor. On this basis, the shares held by VÖB in trust are attributable at 100% to Deutsche Bank Aktiengesellschaft as trustor.

The Inter-Company Agreement essentially contains the following points:

The Inter-Company Agreement provides that the Subsidiary places the governance of its company in the hands of Deutsche Bank Aktiengesellschaft. Accordingly, Deutsche Bank Aktiengesellschaft is entitled to issue instructions to the Subsidiary’s executive directors, who in turn are responsible for the executive management and representation of the Subsidiary. Deutsche Bank Aktiengesellschaft undertakes not to issue any instructions whose implementation would lead to a breach of duties that the Subsidiary or its management bodies are subject to under the Payment Services Supervision Act.

The Subsidiary undertakes to transfer its profit to Deutsche Bank Aktiengesellschaft in accordance with § 301 Stock Corporation Act in its currently applicable version as amended from time to time. The Subsidiary may, however, during the term of the Inter- Company Agreement and with the approval of Deutsche Bank Aktiengesellschaft, form other new retained earnings to the extent admissible under commercial law and financially justified according to reasonable and prudent business judgement. In return, Deutsche Bank Aktiengesellschaft undertakes to offset any net losses incurred by the Subsidiary in accordance with the provisions of § 302 Stock Corporation Act in its currently applicable version as amended from time to time.

The Inter-Company Agreement is concluded on a fixed basis until December 31, 2025, and shall be extended one year at a time after that, unless terminated in writing by one of the parties to the agreement with a six months’ period of notice before the agreement expires. In addition, the parties to the agreement have the possibility to terminate the Inter-Company Agreement for important cause. Deutsche Bank Aktiengesellschaft may only issue instructions once the Inter-Company Agreement becomes effective, i.e. after the approval of the shareholder meeting of the Subsidiary and of the General Meeting of Deutsche Bank Aktiengesellschaft as well as after entry of the Inter- Company Agreement in the Commercial Register at the domicile of the Subsidiary. The obligation to transfer a profit or to absorb a net loss applies for the first time to the 2021 financial year of the Subsidiary.

As VÖB only holds the participation in trust for Deutsche Bank Aktiengesellschaft, the Inter-Company Agreement does not establish any severance or compensation claims. VÖB will approve the conclusion of the Inter-Company Agreement at the shareholder meeting of the Subsidiary.

With the convocation of the General Meeting, the following documents will be available on the website of Deutsche Bank Aktiengesellschaft under www.db.com/general- meeting. These documents will also be available for inspection by shareholders from this date on at the premises of Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main:

  The Control and Profit and Loss Transfer Agreement between Deutsche Bank Aktiengesellschaft and VÖB-ZVD Processing GmbH;
  the Annual Financial Statements and Management Reports of Deutsche Bank Aktiengesellschaft for the 2020, 2019 and 2018 financial years;
  the Annual Financial Statements and Management Reports of VÖB-ZVD Processing GmbH for the 2019, 2018 and 2017 financial years;
  the Joint Report of the Management Board of Deutsche Bank AG and the Executive Directors of VÖB-ZVD Processing GmbH on the Control and Profit and Loss Transfer Agreement.

Upon request, each shareholder will receive a free copy of these documents without delay. The documents specified above will also be accessible during the General Meeting on the company’s Internet website (www.db.com/general-meeting).

The Management Board and Supervisory Board of Deutsche Bank Aktiengesellschaft propose the following resolution:

The Control and Profit and Loss Transfer Agreement between Deutsche Bank Aktiengesellschaft and VÖB-ZVD Processing GmbH of March 1, 2021, is approved.

13. Election to the Supervisory Board

Mr. Gerd Alexander Schütz declared his resignation from his Supervisory Board mandate with effect from the conclusion of this Ordinary General Meeting. A shareholder representative is therefore to be newly elected by the General Meeting.

Pursuant to § 96 (1) and (2) and § 101 (1) Stock Corporation Act as well as § 7 (1)

sentence 1 No. 3 Act Concerning Co-Determination by Employees dated May 4, 1976, the Supervisory Board consists of ten members for the shareholders and ten members for the employees.

The Terms of Reference for the Supervisory Board do not contain any specification regarding joint or separate fulfillment of the gender quotas to fulfill the statutory requirements. Until now neither the shareholder representatives’ side nor the employee representatives’ side has objected to joint fulfillment of the quotas pursuant to § 96 (2) sentence 3 Stock Corporation Act. Therefore, the Supervisory Board is to have overall at least six women and six men in order to fulfill the minimum quota requirements pursuant to § 96 (2) sentence 1 Stock Corporation Act.

For many years now, more than 30% of the Supervisory Board members have been women; currently six of its members are women, i.e. 30%. Following the election of the proposed candidate, the Supervisory Board will continue to have six members who are women, so that women will continue to comprise 30% of its membership. Since 2013, the shareholder representatives’ side has been comprised to at least 30% of women, which would also be the case following the election of the proposed candidate. The minimum requirement is therefore fulfilled and would also be fulfilled following the election of the proposed candidate.

Pursuant to § 4 (2) of the Terms of Reference for the Supervisory Board, shareholder representatives are proposed to the General Meeting for election only for a term of office until the conclusion of the General Meeting which adopts the resolutions concerning the ratification of the acts of management for the third financial year following the beginning of the term of office, whereby the financial year in which the term of office begins is not taken into account.

The Supervisory Board proposes, based on the recommendations of the shareholder representatives of its Nomination Committee, that the following person be elected as a shareholder representative to the Supervisory Board pursuant to § 9 (1) sentences 2 and 3 of the Articles of Association, for the period until the end of the General Meeting that resolves on the ratification of the acts of management for the 2024 financial year:

Mr. Frank Witter, resident in Braunschweig, Germany, Supervisory Board Member (member of the Management Board of Volkswagen AG, Wolfsburg, until 31 March 2021).

Mr. Witter is a member of the following supervisory boards to be formed by law: Traton SE, Munich, and a member of the following comparable domestic and foreign supervisory bodies: VfL Wolfsburg-Fußball GmbH (Chairman of the Supervisory Board) and Northvolt AB, Stockholm, Sweden (Member of the Board of Directors until the end of 31 May 2021).

Mr. Witter is a member of the Supervisory Board of Traton SE. There are permanent business relationships between Traton SE and companies of Deutsche Bank Group. However, all of these are carried out on market terms and without involvement of Mr. Witter as member of the Supervisory Board of Traton SE. There are no personal relationships between Mr. Witter and Deutsche Bank Aktiengesellschaft, its Group companies, members of their corporate bodies or a major shareholder.

The election proposal reflects the objectives resolved by the Supervisory Board for its composition and is intended to fulfill as comprehensively as possible the profile of requirements adopted by the Supervisory Board. The candidate is far from the regular maximum age limit defined by the Supervisory Board.

The Supervisory Board expects – also based on discussions with the candidate – that the candidate can devote the expected amount of time to his Supervisory Board work.

The candidate’s resume is presented in the “Reports and Notices” section that follows in this Agenda.

Reports and Notices

Ad Items 5 and 6

Report of the Management Board to the General Meeting pursuant to
§ 71 (1) No. 8 in conjunction with § 186 (4) Stock Corporation Act

Under Item 5 of the Agenda, the company is to be authorized to purchase its own shares; Item 6 of the Agenda regulates the possibility of purchasing own shares by using derivatives. The use of put and call options for the purchase of own shares gives the company the possibility of optimizing a buyback. As shown by the specific limitation to 5% of the share capital, it is only intended to supplement the range of instruments available for share buybacks and to extend the possibilities for their use. Both the regulations governing the structure of the options and the regulations governing the shares suitable for delivery ensure that this form of purchase take account of the principle of equal treatment of shareholders. As a rule, the term of the options will not exceed 18 months. In connection with share-based remuneration components which must be granted as deferred compensation over a multiple-year period and are to be subject to forfeiture pursuant to the regulations applicable to banks at least for management board members and employees whose activities have a material impact on the overall risk profile of the bank, the use of call options with longer terms is to be made possible to establish offsetting positions. Under this authorization, Deutsche Bank Aktiengesellschaft will only acquire such longer-term options on shares corresponding to a volume of no more than 2% of the share capital.

Under Item 5 of the Agenda, the company is also to be authorized to resell purchased shares. The possibility of reselling own shares enables them to be used for the renewed procurement of own funds capital. Besides sale through the stock exchange or by offer to all shareholders – both of which would ensure equal treatment of shareholders under the legal definition – the proposed resolution also provides that the own shares are at the company’s disposal to be offered as consideration for the acquisition of companies, shareholdings in companies or other assets that serve to advance the company’s business operations subject to the exclusion of shareholders’ pre-emptive rights. This is intended to enable the company to react quickly and successfully, on both national and international markets, to advantageous offers or any other opportunities to acquire companies, shareholdings in companies or other assets. It is not uncommon in the course of negotiations to have to provide shares instead of cash as consideration. This authorization takes account of that fact.

Over and above this, the authorization makes it possible, in the case of a sale of the shares by offer to all shareholders, to partially exclude shareholders’ pre-emptive rights in favor of holders of option rights, convertible bonds and convertible participatory rights issued by the company and its affiliated companies. The background to this is that conversion and option conditions based on customary market practice contain regulations according to which, in case of a rights offer to shareholders of the company for new shares, the conversion or option price is to be discounted based on a dilution protection formula if the holders of conversion or option rights are not granted pre- emptive rights to shares on the scale to which they would be entitled after exercising their option or conversion rights and/or fulfilling a conversion obligation, if any. The possibility proposed here to exclude pre-emptive rights provides the Management Board with a choice between these two different arrangements in such situations.

In addition, the authorization makes it possible to use the shares as staff shares for employees and retired employees of the company and its affiliated companies or to service option rights and/or purchase rights or purchase obligations relating to the company’s shares that were granted to employees and members of the executive and non-executive management bodies of the company and its affiliated companies. In part, the possibility of a cash payment in connection with the granting of option rights is foreseen. The use of existing own shares instead of a capital increase or cash payment may make economic sense. The authorization is intended to increase the available scope in this respect. The situation is similar in cases in which purchase rights or obligations relating to the company’s shares are granted to employees or members of the executive and non-executive management bodies of the company or its affiliated companies as an element of compensation. In this context, the price risk that might otherwise materialize can also be effectively controlled by the use of own shares purchased. A corresponding exclusion of shareholders’ pre-emptive rights is also required for this use of purchased shares.

Finally, Management is also to be given the possibility of excluding pre-emptive rights pursuant to § 186 (3) sentence 4 Stock Corporation Act with respect to the re-sale against cash payment of the shares purchased on the basis of this authorization. This statutory possibility of excluding pre-emptive rights enables Management to take advantage of favorable stock market situations without delay and, by determining a price close to market, to obtain the highest possible issue amount and thus to strengthen own funds capital to the greatest extent possible. This possibility is particularly important to banks in view of the special equity capital requirements they are subject to. The utilization of this possibility, also for own shares, enlarges the scope for strengthening capital, even at times when markets are not particularly receptive.

The authorization ensures that, pursuant to it, shares may only be sold with the exclusion of shareholders’ pre-emptive rights, based on § 186 (3) sentence 4 Stock Corporation Act, up to the maximum limit specified therein of 10% of the share capital. To be counted towards this maximum limit of 10% are shares that were issued or sold during the validity of this authorization with the exclusion of pre-emptive rights in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act. Also to be counted towards this maximum limit are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory notes or participatory notes with warrants if these bonds or participatory rights were issued with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act during the validity of this authorization. Management will keep any mark-down on the stock market price as low as possible. It will probably be limited to a maximum of 3%, but will not in any event exceed 5%.

Ad Item 8

Compensation system for Management Board members

1. Compensation system for the Management Board as of 2021

The system for the compensation of the Management Board members of Deutsche Bank Aktiengesellschaft (hereinafter also referred to as “Deutsche Bank” or the “Bank”), which has applied since the General Meeting 2017 and was recently adjusted in January 2021, is to be submitted to the General Meeting for approval in accordance with § 120a (1) Stock Corporation Act (AktG). The compensation system takes into account the regulatory requirements of the Stock Corporation Act (AktG) as well as the Remuneration Ordinance for Institutions (InstitutsVergV) of December 16, 2013 (Bundesgesetzblatt (BGBl.) I, p. 4270), last amended by Article 1 of the Ordinance of April 15, 2019 (Bundesgesetzblatt (BGBl.) I, p. 486) on the Amendment to the InstitutsVergV of July 25, 2017 (Bundesgesetzblatt (BGBl.) I, p. 3042), as well as the principles and recommendations of the German Corporate Governance Code (GCGC) in the version of December 16, 2019. As announced by the Chairman of the Supervisory Board in the Annual Report 2020, the compensation system was comprehensively reviewed and further developed during the past financial year. The Compensation Control Committee developed a recommendation for the adjustment of the compensation system, which was submitted to the Supervisory Board and approved by it on February 3, 2021. The adjusted compensation system applies to all incumbent Management Board members with effect from January 1, 2021, as well as in the case of new appointments or reappointments to the Management Board.

The Supervisory Board proposes that the system of compensation for the Management Board members described in the invitation to this General Meeting be approved.

1.1 Compensation principles

The compensation system and thus the assessment of individual compensation are based on the compensation principles outlined below. The Supervisory Board takes them into consideration when adopting its resolutions on the compensation system and assessing individual compensation.

Corporate strategy

Deutsche Bank aims to make a positive contribution to its clients, employees, investors and society in general by fostering economic growth and social progress. Deutsche Bank would like to offer clients solutions and provide an active contribution to foster their creation of value. This approach is also intended to ensure that the Bank is competitive and profitable and can operate on the basis of a strong capital and liquidity position. Deutsche Bank is committed to a corporate culture that appropriately aligns risks and revenues.

Through the structure of the compensation system, the members of the Management Board are to be motivated to achieve the targets and objectives linked to the Bank’s strategy, to work continually towards the long-term positive development of the company and thereby to avoid disproportionately high risks.

The compensation system for the Management Board members makes an important contribution to promoting and implementing the corporate strategy, in particular in that pay is linked to relevant and demanding performance criteria for short-term and long-term variable compensation. Success and performance-based compensation therefore comprises the predominant portion of total compensation.

The Supervisory Board thus ensures there is always a strong link between compensation and performance (“pay for performance”).

Shareholder’s interests

When designing the specific structure of the compensation system, determining individual compensation amounts and structuring the means of compensation allocation and delivery, the focus is on a close alignment of the interests of the Management Board members and shareholders.

This link is established within the framework of the assessment of the Long-Term Award, as Deutsche Bank’s shareholder return is assessed in comparison to those of a selected group of peers.

Furthermore, all Management Board members have an obligation to hold a significant amount of Deutsche Bank shares (Shareholding Guidelines).

In addition, the Long-Term Award (60% of the reference variable compensation) is granted exclusively in the form of share-based compensation components. The Supervisory Board has the possibility to grant the Short-Term Awards (40% of reference variable compensation) to individual Management Board members entirely as share-based equity awards until they fulfill their shareholding obligation requirements.

Individual and collective objectives

The compensation structures foster not only the sustainable and long-term development of each of the business divisions, infrastructure areas or regions the Management Board members are responsible for, but also the performance of the Management Board as a collective management body.

Variable, performance-based compensation is determined on the basis of pre-defined objectives, while ensuring an appropriate balance between financial and non-financial targets. Exceptional performances are appropriately rewarded, and missed targets lead to a tangible reduction of variable compensation, including up to a full forfeiture.

Individual and divisional performance is assessed on the basis of one-year objectives (Short- Term-Award).

The collective performance of the entire Management Board is evaluated over a three-year assessment period by the Supervisory Board on the basis of long-term objectives that are the same for all Management Board members (Long-Term Award).

Long term

Variable compensation is only granted on a deferred basis.

The Long-Term Award, which accounts for a uniform 60% of the reference variable compensation and has a three-year assessment period, is granted only in the form of share-based compensation components that vest with a deferral period of up to five years. After vesting, the individual tranches are still subject to an additional holding period of one year each. The Long-Term Award only becomes fully available for delivery over a period of three to six years following its assessment.

The Short-Term Award, which accounts for a uniform 40% of the reference variable compensation, is granted primarily in cash and 25% of it becomes due for payment every two years (in each case proportionally in year 1, 3, 5 and 7 after being assessed). Thus, the Short-Term Award is not fully paid out until seven years after being assessed.

During deferral and holding periods, deferred compensation is subject to certain performance and forfeiture conditions that can lead to – upon the occurrence of certain events – a partial or full forfeiture of the awarded variable compensation.

The total variable compensation may be reclaimed even after disbursal in response to specific individual negative contributions to results made by the Management Board member for up to two years after the expiry of the last deferral period (clawback).

Sustainability

Economic, social and ecological issues are closely connected. Deutsche Bank wants to be a role model for sustainability in the financial sector and thus contribute to fostering a more environmentally, socially and financially well-governed economy. By acting responsibly also in the context of sustainability, the Bank is also making an important contribution to the company’s performance.

The compensation system is therefore closely linked to Deutsche Bank’s Environmental, Social and Governance (ESG) sustainability strategy. The corresponding ESG Factor, which accounts for 20% of the reference variable compensation, comprises not only governance objectives but also environmental and social aspects.

In addition, ESG objectives are implemented in the individual Balanced Scorecards, which account for 10% of the reference variable compensation.

Compensation caps

Pursuant to the regulations of the Capital Requirements Directive (CRD) 4, which banks are subject to, the ratio of fixed to variable compensation is generally limited to 1:1 (cap regulation). In other words, the amount of variable compensation must not exceed that of fixed compensation. However, lawmakers have also stipulated that shareholders may resolve to set the ratio of fixed to variable compensation to 1:2. In May 2014, the General Meeting voted to approve setting a 1:2 ratio by a majority of 91%.

The compensation system resolved by the Supervisory Board also provides a uniform fixed cap of 150% of the target figures for the two variable compensation components.

The Supervisory Board also set a maximum compensation in accordance with the requirements of § 87a (1) No. 1 Stock Corporation Act (AktG). This comprises all compensation components (base salary, Short-Term Award, Long-Term Award, company pension plan and fringe benefits) and amounts to €12 million uniformly for all Management Board members. The level of maximum compensation makes it possible to recruit the best national and international personnel for management and to pay them adequately, while also taking into account the Bank’s broad and international business model.

Transparency

Through the uniform structure, the Supervisory Board has significantly increased the transparency and understandability of the compensation system in accordance with the expectations of investors and the public as well as the regulatory requirements.

The specific application of the compensation system is clearly and understandably described each year in the Compensation Report. Shareholders and other stakeholders can see based on the underlying performance criteria how the compensation system for the Management Board members contributes to fostering the implementation of the strategy and the long-term sustainable development of the company as well as what the actual compensation is for the financial year.

Appropriateness

The amounts of the base salary and variable compensation are appropriate in light of both a vertical and a horizontal comparison. The horizontal comparison is performed on the basis of the relevant peer groups; their composition is disclosed. The vertical comparison entails an examination of the relationship between Management Board compensation and the compensation of the workforce in general and over time in particular.

Furthermore, within the framework of a review pursuant to § 7 Remuneration Ordinance for Institutions (InstitutsVergV), the affordability of the total amount of annual variable compensation is determined based on key profitability, solvency and liquidity figures.

Governance

The structuring of the compensation system and the resulting assessment to determine the individual compensation takes place within the framework of the statutory and regulatory requirements.

In particular, the Supervisory Board’s objective is to offer, within the boundaries of applicable regulatory requirements, the Management Board members a compensation package that is commensurate with the scope of the Management Board member’s responsibilities and is competitive and in line with customary market practices. This is to ensure that the best managers can be gained and retained.

These compensation principles were decisive for the Supervisory Board in reviewing the previous compensation system, identifying the need for adjustments and carrying out the adjustments. The Supervisory Board also took into account how the individual elements of compensation have proven themselves in practice.

Implementation of the compensation system takes place within the framework of the Management Board service contracts.

1.2 Procedure to determine the amount of Management Board compensation and the review of appropriateness

The Supervisory Board as a whole is responsible for decisions regarding the design of the compensation system and the structure and amount of compensation. The Compensation Control Committee supports the Supervisory Board in its tasks of designing and monitoring the implementation of the system and prepares the resolutions for the Supervisory Board. As necessary, the Compensation Control Committee recommends adjustments for the Supervisory Board to make to the system. In the case of significant changes, but at least every four years, the compensation system is submitted to the General Meeting for approval.

1.2.1 Review of appropriateness

As part of this task, the Supervisory Board regularly reviews the appropriateness of the individual compensation components as well as the amount of total compensation.

Through the horizontal comparison, the Supervisory Board ensures that the total target compensation is appropriate in relation to the tasks and achievements of the Management Board as well as the company’s situation. In this context, the level and structure of compensation, in particular, are examined at comparable companies (peer groups). Suitable companies in consideration of Deutsche Bank’s market position (in particular with regard to business sector, size and country) are used as the basis for this comparison. The companies selected for the respective peer groups are disclosed in the Compensation Report.

In addition to the horizontal comparison, the Supervisory Board considers a vertical comparison, which entails an examination of the relationship between the compensation of the Management Board and the compensation of the workforce. Within the vertical comparison, the Supervisory Board considers, in accordance with the German Corporate Governance Code (GCGC), the development over time in particular. This involves a comparison of the ratio of Management Board compensation to the compensation amounts of the employees. Taken into account are, on the one hand, the compensation of the senior management, which comprises the first management level below the Management Board and voting members of the top executive committees of the divisions, as well as management board members of significant institutions within the Group and corresponding management board-1 level positions with management responsibility. On the other hand, the compensation of all employees is also taken into account (tariff and non-tariff employees).

The Supervisory Board regularly engages independent external compensation advisors for conducting the reviews of appropriateness, while taking care to ensure their independence from the Management Board and the company. The Supervisory Board takes the results of the review into consideration when setting the reference total compensation of the Management Board members.

1.2.2 Workforce compensation and employment conditions taken into account

When determining the compensation structures for the Management Board, the Supervisory Board takes into account the compensation structures for the employees. The aspects examined are base salary, reference variable compensation, the relationship between base salary and reference variable compensation as well as other employment conditions. This examination also means that employment conditions and compensation components that apply to the workforce are also taken over into the Management Board compensation system if the special position of the Management Board does not require its own instruments. This applies to the Group Component, which is identically defined for the Management Board and employees, as well as the company pension plan in the form of a defined-contribution capital account plan.

Besides the current ratios, the Supervisory Board also examines the development of the ratios over time.

1.2.3 Measures to avoid and handle conflicts of interest

Members of the Supervisory Board have an obligation to act exclusively in the best interests of the company and must not pursue any personal interests within the framework of their Supervisory Board work or use business opportunities of Deutsche Bank Aktiengesellschaft or Deutsche Bank Group for themselves. Insofar as possible, they should avoid activities that could lead to potential conflicts of interest. Every Supervisory Board member is to disclose circumstances that could lead to a potential conflict of interest without undue delay to the Chairperson of the Supervisory Board, who then informs the other members of the Supervisory Board accordingly. If the Chairperson of the Supervisory Board has a potential conflict of interest, the disclosure is to the Deputy Chairperson of the Supervisory Board, who informs the other members of the Supervisory Board accordingly. A Supervisory Board member with a conflict of interest must, in the individual case while observing the statutory requirements, refrain from participating in the Supervisory Board’s decisions in this context. Important and not just temporary conflicts of interest should lead to the termination of the Supervisory Board mandate.

2. Further development of the compensation system with effect from 2021

With effect from the 2021 financial year, the Supervisory Board resolved amendments to the compensation system applicable since 2017. At the same time, adjustments were made in accordance with new regulatory requirements. These changes were also made to fulfill the amended requirements of the Remuneration Ordinance for Institutions (InstitutsVergV) and the German Corporate Governance Code (GCGC).

Within the framework of the review of the system against the backdrop of the current market practices, three courses of action were identified, which subsequently led to corresponding adjustments:

2.1 Increased portion of share-based variable compensation by up 100% until the shareholding requirement is met (Shareholding Guidelines)

The portion of share-based variable compensation can be increased by up to 100% until the strict shareholding obligation contractually agreed with the Management Board members is fulfilled. This possibility does not lead to an increase in overall variable compensation but only to an increase in the percentage of the total variable compensation awarded on the basis of shares. The regulatory requirements of the Remuneration Ordinance for Institutions (InstitutsVergV) according to which a minimum of 50% of the variable compensation is to be granted in a share-based form are thus already fulfilled, along with the German Corporate Governance Code (GCGC) requirement that stipulates variable compensation is to be granted predominantly as share-based instruments. The Shareholding Guidelines, however, go beyond these requirements and prescribe that Management Board members and the Management Board Chairperson must hold shares equivalent to 100% and 200%, respectively, of their base salaries. Until the shareholding obligation is fulfilled by the individual Management Board members, the Supervisory Board has the possibility to temporarily and individually increase the portion of share-based variable compensation to up to 100%. This is a moderate way to achieve the desired level of the shareholding obligation over the next few years without increasing the complexity of the compensation system at the same time.

2.2 Increased transparency and consistency of variable compensation components

Variable compensation was made more transparent through the consistent weighting of the compensation components. Thus, the Short-Term Award (STA) now accounts for a uniform 40% of the reference variable compensation and the Long-Term Award (LTA) 60%. In this context, the assessment periods were retained of one year for the STA and three years for the LTA. Pursuant to the new model, the STA reflects only the individual target achievement level based on

1) the individual and divisional objectives defined individually for the respective Management Board member for one year,

2) the Balanced Scorecards issued for each Management Board member for one financial year, as well as

3) priorities for the year that are set by the Supervisory Board for all Management Board members and go beyond the individual objectives (Annual Priorities)

All Group targets are now assessed within the Long-Term Award. To strengthen the sustainability aspects of Group targets, the Group Component – consisting of the Common Equity Tier 1 (CET1) capital ratio, leverage ratio, adjusted costs and Return on Tangible Equity (RoTE) – was moved from the Short-Term Award to the Long-Term Award, linked with an increased three-year assessment period. For the Environmental, Social and Governance Factor (ESG Factor), which replaces the previous Culture & Client Factor, collective sustainability objectives are defined (see Nos. 2.3 and 3.5.2 for additional details concerning this).

Variable compensation continues to be granted on a fully deferred basis. The deferral periods of the STA and LTA remain, in principle, constant at seven years for the STA and five years for the LTA. However, there are changes in the vesting periods of the respective tranches. Whereas the number of tranches of the STA was reduced from seven to four (disbursement of 25% every two years), the vesting of the LTA has changed in that it no longer vests in one single tranche after five years (cliff-vesting) but now vests in four-year tranches beginning from the second year after granting (tranche vesting). Through the subsequent holding period for the LTA in each case of one year, the LTA vests at the earliest after three years and is not fully disbursed until after six years. The forfeiture conditions and clawback rules remain unchanged.

The maximum target achievement levels for the Short-Term Award and the Long-Term Award were harmonized and set at 150% for both components (instead of previously 200% for the Short-Term Award). This leads to a further increase in transparency and reduction in complexity, while also reducing the total amount of achievable variable compensation.

2.3 Sustainability strategy linked to variable compensation through enhanced implementation of ESG objectives

Since 2000, Deutsche Bank has joined numerous sustainability programs and signed a range of voluntary commitments. For example, Deutsche Bank has been committed to the ten principles of the United Nations Global Compact, the goals of the Paris Climate Agreement, the Climate Commitment of the German banking industry, the UN Principles for Responsible Banking and the Equator Principles for many years. Sustainability issues are actively promoted and supported with memberships in the Banking Environment Initiative (BEI), the Sustainability Finance Advisory Council of the German Federal Government, the Finance Initiative of the UN Environment Program (UNEP FI) and participation in the European Central Bank’s pilot project on climate intensity. Deutsche Bank has bundled and expanded the management and monitoring of sustainability aspects within the Group-wide Sustainability Council established in 2018 and expanded this with the Sustainability Committee established in 2020.

Sustainability, based on Deutsche Bank’s understanding, has four dimensions: it is crucial not only to make one’s own business operations more environmentally friendly, but also to support clients, businesses and investors in their transformation for greater sustainability. By enhancing our internal policies and guidelines, sustainability aspects receive greater attention from the business divisions and regions. Such activities should be clearly visible externally, too, through Deutsche Bank’s active participation in the political and social dialogue.

By taking responsible action for the protection of the climate and biodiversity, adopting resource-conserving business practices and taking on responsibility in society, the Bank is making an important contribution to the company’s success. Aspects of employee diversity and satisfaction as well as good corporate governance have been part of the Management Board’s compensation for some time.

An important goal in the further development of the compensation system is therefore to explicitly link Deutsche Bank’s ESG sustainability strategy with the compensation of the Management Board. As part of the STA and LTA, the Balanced Scorecards are supplemented by ESG targets, such as a target volume for sustainable financing / ESG investments and a reduction of electricity consumption in the Bank’s buildings. These targets can be ambitiously set and managed by the Supervisory Board. The ESG Factor is included in the LTA with a share of 20% of the total variable compensation. The progress made will be disclosed in the annual Non-Financial Report.

2.4 Overview of the changes

The following table pro-vides an overview of the changes in the compensation structure applicable with effect from 2021 in comparison to the previous compensation system:

3. Total compensation and compensation components

3.1 Structure and compensation components of the compensation system

The compensation system consists of non-performance-related (fixed) and performance-related (variable) components. The fixed compensation and variable compensation together form the total compensation for a Management Board member. The fixed compensation consists of the base salary, contributions to the company pension plan or pension allowances, and fringe benefits. The variable compensation consists of a short-term component, called the Short-Term Award (STA) and a long- term component, called Long-Term Award (LTA).

The Supervisory Board sets a reference compensation for each Management Board member. In accordance with the recommendation of the German Corporate Governance Code (GCGC), the Supervisory Board also determines the ratio of fixed compensation to variable compensation as well as the ratio of short to long-term variable compensation.

Relative percentages of the compensation components within the annual target total compensation (in %)

In this way, the Supervisory Board ensures that performance-based compensation, which is linked to achieving long-term targets, exceeds the portion from short-term targets.

The Supervisory Board defines target and maximum amounts (caps) for all compensation components. An additional upper limit (cap) is also provided for the amount of total compensation. The variable compensation is set on the basis of previously defined objectives and assessment criteria, from which the achievement level of the individual objectives can be clearly derived.

Overview of the compensation system with effect from January 2021

3.2 Target total compensation

When setting the target total compensation for each Management Board member, the Supervisory Board takes into account the scope and complexity of the respective area of Management Board functional responsibility as well as the length of service of the Management Board member on the Management Board. Furthermore, the compensation amounts are reviewed for their appropriateness on the basis of suitable peer groups, whose composition is disclosed. Starting with the 2021 financial year, there will be a greater differentiation when setting the target total compensation depending on the Management Board members’ areas of functional responsibility. This differentiation enables the Supervisory Board to react flexibly in the future to changes in the scope of the functional responsibilities of the Management Board members or in market value levels for a specific function.

3.3. Compensation caps

The compensation of the Management Board members is limited in several ways. This takes place through a limit on the total compensation and on the maximum possible variable compensation and by setting a maximum ratio of fixed compensation to variable compensation.

3.3.1 Cap on total compensation (maximum compensation)

The Supervisory Board set an upper limit (cap) of €9.85 million for the maximum amount that can be granted to a Management Board member for a financial year. The cap is determined through the base salary and the variable compensation (STA and

LTA). This means that even with target achievement levels that would lead to higher compensation amounts, compensation is capped at a maximum of €9.85 million.

In addition, in accordance with § 87a (1) sentence 2 No. 1 Stock Corporation Act (AktG), the Supervisory Board also set a limit (maximum compensation) amounting to

€12 million for all Management Board members. This cap comprises not only the base salary, STA and LTA, but also the pension service costs for the company pension plan or pension allowances and fringe benefits. The pension service costs and expenses for fringe benefits vary in their annual amounts. The contribution to the company pension plan is set uniformly to the same amount for all Management Board members. However, the amount to be recognized by the Bank in the year for the pension service costs fluctuates based on actuarial variables. The maximum compensation specified above takes into account that the sum of base salary, STA and LTA is already limited to €9.85 million. The level of maximum compensation makes it possible to recruit the best national and international personnel for management and to pay them adequately, while also taking into account the Bank’s broad and international business model.

3.3.2 Cap on variable compensation

The Supervisory Board set a uniform limit of 150% for the maximum possible level of achievement for long-term and short-term objectives. Thus the total variable compensation is capped at a maximum of 150% of the reference variable compensation at year’s end.

Pursuant to Capital Requirements Directive 4 (CRD 4), the ratio of fixed to variable compensation is generally limited to 1:1 (cap regulation), i.e. the amount of variable compensation must not exceed that of fixed compensation. The General Meeting in May 2014 made use of the possibility provided by law and increased the ratio to 1:2.

3.3.3 Reduction of compensation

After the target achievement level is assessed, if the calculation should result in variable compensation or total compensation that exceeds one of the specified caps, the variable compensation will be reduced. This takes place through a reduction at equal percentages of the STA and LTA.

3.4 Non-performance-related components (fixed compensation)

Fixed compensation is not linked to performance and comprises the base salary, contributions to the pension plan or pension allowance as well as fringe benefits.

3.4.1 Base salary

Various factors are considered when determining an appropriate level for the base salary. First, the base salary compensates the general acceptance of the mandate as a Management Board member and the related overall responsibility of the individual Management Board members. In addition, the compensation customary in the market is taken into account when determining the compensation amounts. Regulatory requirements that limit the ratio of fixed to variable compensation must also be observed when setting the base salary.

Accordingly, the fixed compensation is determined in a way that takes these requirements into consideration while also ensuring competitive total compensation in line with market standards.

3.4.2 Company pension plan

The Supervisory Board can allocate an entitlement to pension plan benefits to the Management Board members. These entitlements involve a defined-contribution pension plan. Under this pension plan, a personal pension account is set up for each participating member of the Management Board with effect from the term of office as a Management Board member.

The members of the Management Board, including the Management Board Chairperson, receive a uniform, contractually defined, fixed annual contribution amount. The contribution accrues interest credited in advance, determined by means of an age-related factor, at an average rate of 2% per year up to the end of 60 years of age. From the age of 61 onwards, an additional contribution in the amount of 2% per year of the amount accrued as of December 31 of the previous year will be credited to the pension account. The annual contributions, taken together, form the pension capital amount available to pay the future pension benefits upon a pension event (retirement age, disability or death). The pension account balance is vested from the start.

If a Management Board member pays income tax abroad, the granting of an annual pension allowance may be selected as the alternative to the defined-contribution pension plan entitlement. This is subject to the precondition that granting the customary pension plan contributions entails not insignificant tax-related disadvantages for the Management Board member versus granting a pension allowance. This option can be exercised once and applies to the entire term of office as Management Board member from then on. The pension allowance is equal to the amount that would normally be provided for the Management Board member’s annual pension plan contributions.

3.4.3 Fringe benefits

Additional non-performance-related components include “fringe benefits”. Thus, all Management Board members are granted annually recurring fringe benefits. They comprise the monetary value of non-cash benefits such as company cars and driver services, insurance premiums and expenses for company-related social functions, including payments, if applicable, of taxes on these benefits as well as taxable reimbursements of expenses. If the Management Board member does not have his or her principal place of work at the Head Office in Frankfurt, additional benefits may be approved by the Supervisory Board, e.g., a housing allowance to cover customary rental expenses. Finally, ad hoc benefits, in particular upon the initial appointment of a Management Board member, may be granted, such as security measures for his or her private residence or benefits in connection with relocating his or her place of residence to Frankfurt.

As the amount of the fringe benefits cannot be determined at the beginning of the year, the Supervisory Board instead sets annual maximum amounts for recurrent place of work-related and ad hoc benefits.

3.5 Performance-related components (variable compensation)

Deutsche Bank aims to enable economic growth and social progress and thus generate a positive impact for its clients, employees, investors and society in general. Clients are to be offered solutions, while making an active contribution to their creation of added value. At the same time, this is intended to ensure that the Bank is competitive and profitable and can operate on the basis of a strong capital and liquidity position. Deutsche Bank is committed to a corporate culture that appropriately aligns risks and revenues.

The compensation system makes an important contribution to promoting and implementing the corporate strategy in particular by linking pay to relevant and demanding performance criteria for short-term and long-term variable compensation. Profitability and performance-based compensation therefore comprises the predominant portion of total compensation.

The compensation system ensures that variable compensation is linked to pre-defined, transparent performance criteria. The close connection of compensation to the company’s business and risk strategy is established, as a first step, through the agreement of objectives that are derived from the strategy and support its implementation. In a second step, the achievement level is set for each of the individual objectives based on previously defined, clear key figures and evaluation parameters that are closely aligned to the performance of Deutsche Bank and that contribute together to this performance in an appropriate manner.

The compensation system also provides for the agreement of a balanced set of not only individual and divisional objectives, but also collective objectives that are to be achieved, in each case, of a financial and non-financial nature.

Performance-based variable compensation consists of a short-term component, the Short-Term Award (STA), and a long-term component, the Long-Term Award (LTA). The long-term component accounts for a uniform 60% of the total reference variable compensation and the short-term component accounts for 40%. The Supervisory Board reduced the maximum target achievement level for the STA significantly from 200% to 150% and thereby set a uniform maximum target achievement level of 150% for the STA and LTA.

3.5.1 Short-Term Award (STA)

The STA is linked to the achievement of short-term and medium-term individual and business division-related objectives. The specific objectives are set by the Supervisory Board as part of the objective setting agreement process at the beginning of the year.

The objectives that are set support the Bank’s business policy and strategic objectives, are in accordance with the Bank’s business and risk strategy, and take into account the areas and/or business divisions the individual Management Board member is responsible for. The objectives can be of a quantitative and qualitative nature and are used to evaluate a balanced mix of financial and non-financial performances.

The STA portion accounts for 40% of the total variable compensation. This portion is comprised of three sub-components with different weightings: (1) individually agreed objectives with a weighting of 20% of the total variable compensation, (2) objectives in the individual Balanced Scorecards of the respective Management Board members, and (3) additional objectives for areas of focus for the year, called Annual Priorities. The latter two sub-components account for a ratio of 10% each of the total variable compensation.

STA component	Weighting (in % of total variable compensation)
Individual objectives	20%
Individual Balanced Scorecard	10%
Annual Priorities	10%

Individual objectives

The individual objectives are derived from the corporate strategy and cover its implementation. They are determined for each Management Board member in consideration of his or her respective area of responsibility and the contribution of this area of responsibility to advancing the Bank’s overall strategy. Individual objectives can be defined as project, divisional or regional targets. Besides operational measures, the implementation of strategic projects and initiatives can be agreed as objectives, if they serve directly in the implementation of strategy, by contributing to, for example, the structure, organization and long-term development of the company.

At the beginning of the year, for each member of the Management Board, the Supervisory Board sets the objectives individually, the weightings of these in relation to one another and the relevant parameters for their evaluation. In the process, the objectives are selected in such a way that they are demanding and ambitious and specified concretely enough to enable a clear measurement of the target achievement level. Between four and a maximum of seven objectives are set for a financial year for each Management Board member.

For the 2021 financial year, a well-balanced mix of objectives of a financial and non- financial nature were selected for the assessment of the one-year individual performances from the following categories:

Together with each individual objective, concrete measurement criteria and/or key figures are also specified at the beginning of the year. These are quantitative criteria such as key financial figures and previously defined target values, timetables for reaching specific milestones or other measurable parameters. Additionally, qualitative aspects, such as in the form of feedback, can support in the assessment of the target achievement level. On the basis of these criteria, the target achievement level is determined at the end of the assessment period for each objective.

The target achievement level of the individual objectives is defined with a lower limit of 0% and an upper limit (cap) of 150%.

Individual Balanced Scorecard

In addition to the individual objectives, the STA is also based on the individual Balanced Scorecards. Since 2018, the Management Board members’ areas of functional responsibility are linked to pre-defined quantitative and qualitative key performance indicators that are bundled in each case into an individual Balanced Scorecard for the respective Management Board member. With the Balance Scorecard, the Bank introduced an appropriate tool for the steering and control of key performance indicators that can be used to check the achievement level of financial and non-financial objectives against defined measurement parameters at any time and to measure them transparently at the end of the year. The financial objectives involve, for example, divisional revenue figures or cost targets. The objectives in the Balanced Scorecard cannot be the same as the objectives of the sub-component “individual objectives” in order to avoid a repeated consideration and assessment of individual objectives.

The methodology for the Balanced Scorecards has been continually developed further since their introduction and adjusted to meet changing requirements. In order to link aspects from Environmental, Social and Governance (ESG) areas as well as sustainability more closely to the compensation system, these topics now receive an even greater consideration and weighting. The ESG objectives that Management Board members – and the business divisions and/or regions they are responsible for

– have to have their performance measured on include, for example, progress made on the topics of sustainable finance (sustainability financing), own operations (energy consumption), employee feedback as well as culture and gender diversity in senior management functions. To assess the progress on ESG topics, ESG rating indices are also used to supplement the Bank’s own specified key performance indicators.

Balanced Scorecards make it possible to transform strategic objectives into operating practices through concrete actions. At the same time, they provide an overview of the priorities of the individual divisions across the entire Group. Key financial figures as well as non-financial objectives from the following areas are used as the basis of the Balanced Scorecards.

At the beginning of the year, for each Management Board member individually, the Supervisory Board provides the Balanced Scorecard objectives with weightings and specifies key performance indicators or parameters for them. At the end of the year, they are measured, translated into a percentage target achievement level and will be made transparent. The target achievement level of the individual objectives is limited in the process to 150%.

The following graphic shows, as an example, how the target achievement level is determined within the framework of the Balanced Scorecards .

Annual Priorities

The third component in the STA involves what is called the Annual Priorities.

With the help of Annual Priorities, the Supervisory Board assesses the profitability and performance-related contributions of each Management Board member towards previously, uniformly defined focus topics for the year that are derived from and foster the Bank’s strategy and that are not already part of the individual objectives or Balanced Scorecards, in order to avoid a doubled or repeated consideration and assessment of the same objectives. This provides the possibility to set operational focal points depending on the current priorities and the stage of strategy execution. The performance criteria to be used for the assessment can be of both a financial and non-financial nature.

Annual Priorities are selected from focal point areas derived from the corporate strategy. For the 2021 financial year, the Supervisory Board selected two focal point topics that stem from the following categories:

Categories of the Annual Priorities for 2021
Corporate strategy / transformation activities
Risk management

For the Annual Priorities, concrete measurement criteria and/or key figures are also specified at the beginning of the year. After the conclusion of the respective financial year, the Supervisory Board evaluates each respective share in the topic-related progress and success differentiated for each Management Board member on the basis of a proposal of the Compensation Control Committee.

The target achievement level for the Annual Priorities is defined with a lower limit of 0% and an upper limit of 150%.

Fully transparent reporting on the STA

The individual and divisional objectives as well as the objectives set for all components of the STA and the level of achievement of each of the respective Management Board members are disclosed after the conclusion of the financial year in the Compensation Report. A forward-looking disclosure is not provided in this context for reasons of confidentiality and the competition.

3.5.2 Long-Term Award (LTA)

When determining the variable compensation, the focus is placed on the achievement of long-term objectives linked to the strategy. To emphasize this, the Supervisory Board set the portion of the LTA to 60% of the total reference variable compensation. For the LTA, the Supervisory Board specifies the collective long-term objectives for the Management Board members. The achievement level is derived from the fulfillment of clear key performance indicators and/or criteria for these objectives.

The objectives in the LTA have proven themselves over the past years and will be developed further and expanded on in accordance with the strategy. The previous Group Component assessed on an annual basis has been taken out of the STA and is now part of the LTA and has – like all of the LTA objectives – a three-year assessment period. The Relative Total Shareholder Return (RTSR) of the Deutsche Bank share and the Organic Capital Growth already formed the basis for the assessment of the LTA when the compensation system was last approved by the General Meeting in 2017 and are retained unchanged. As a result, a long established and forward-looking strategic alignment of the long-term component is ensured.

In accordance with the state of the Bank’s transformation, the ESG Factor replaces the previous Client & Culture Factor in the future, and its importance is emphasized through a weighting of 20% in the total variable compensation. Within the framework of this ESG Factor, the control environment-related objectives bundled into the previous Client & Culture Factor will be supplemented by ESG-related aspects. Through the implementation of these objectives, there is now a consistent linking of Deutsche Bank’s sustainability strategy with the compensation of the Management Board. Deutsche Bank strives to be a role model for sustainability in the financial sector and thus to contribute to fostering a more environmentally, socially and financially well- governed economy.

Through the continuation of the objectives underlying the Group Component relating to core capital, leverage ratio, costs and return on equity, the sustainable tracking of these metrics for the Bank’s capital, risk, costs and earnings profile is ensured. By moving these sub-components from the STA to the LTA, there is a bundling of all Group objectives with a uniform assessment period over three years and the contribution to sustainability is established as a compensation-relevant aspect for all Management Board members.

LTA component	Weighting (in % of total variable reference compensation)
ESG Factor	20%
Relative Total Shareholder Return	15%
Organic Capital Growth	15%
Group Component CET1 capital ratio / leverage ratio / adjusted costs / RoTE	10%

Forward-looking orientation of the LTA

All objectives of the LTA are assessed over a period of three years. The target figure for each objective is multiplied by the achievement level determined for a financial year, which provides a result for the LTA objective for this year. 60% of the result determined in this way flows directly into the determination of the LTA at the end of the assessment period, a ratio of 30% flows into the determination for the first year that follows and 10% into the determination for the second year that follows.

.

At the end of the three-year assessment period for the LTA, a five-year deferral period follows and another one-year holding period subsequently follows this, so that a full payout does not take place until after another six years.

ESG Factor

The Bank strives to make a contribution to an environmentally friendly, socially inclusive and well-governed world and to support its clients in their transformation. Not only our advisory services but also our products and solutions should build on this commitment.

Within the framework of its sustainability strategy, Deutsche Bank therefore set itself ambitious targets and, among other things, presented them in its Climate Statement in August 2020. With effect from the 2021 financial year, these ambitious targets in ESG areas will now also be more strongly linked to the variable compensation of the Management Board members. In the process, the former Client & Culture Factor was expanded to comprise ESG objectives and, as the ESG Factor, embedded with the highest weighting in the LTA.

For the 2021 financial year, the Supervisory Board set the focal point on the successful implementation of the Bank’s ESG agenda:

Over the coming years, the ESG matrix will be continually updated and developed further. A key element of Deutsche Bank’s sustainability and climate concept comprises, in particular, developing a holistic framework for climate risk management on the basis of the recommendations of the Task Force on Climate-related Financial Disclosures (TFCD). The focus here is on developing a system to identify, measure, monitor and control climate risks.

The ESG Factors for the following year are disclosed ex ante in the Compensation Report.

Relative Total Shareholder Return

The target for the Relative Total Shareholder Return (RTSR) for the Deutsche Bank share in comparison to selected financial institutions is intended to continue fostering the sustainable shareholder return of the Deutsche Bank share. The RTSR serves to more closely align the interests of the Management Board and shareholders. In addition, the RTSR provides a relative measurement of performance, creating an incentive to outperform the relevant peers.

The RTSR is derived from the total shareholder return of the Deutsche Bank share in relation to the average total shareholder returns of a selected peer group. The assessment period in this context covers three years. The Total Shareholder Return is defined as the share price performance plus theoretically reinvested gross dividends. The RTSR is calculated as a percentage based on the total shareholder return of the Deutsche Bank share in relation to the average total shareholder returns of the peer group. If the RTSR average for the year is greater than 100%, then the target achievement level increases proportionally to an upper limit of 150% of the target figure, i.e., the target achievement level increases by 1% for each percentage point above 100%. If the RTSR three-year average is less than 100%, the target achievement level declines disproportionately. For each percentage point decline of the RTSR in the range of less than 100% and 80%, the target achievement level declines by two percentage points. In the range between less than 80% and 60%, the target achievement level is reduced for each percentage point decline by three percentage points. If the RTSR does not surpass 60% over the entire assessment period of three years, the target achievement level is zero.

RTSR performance and achievement level

The peer group used as the basis for calculating the RTSR is selected from among the companies with generally comparable business activities as well as a comparable size and international presence. The Supervisory Board reviews the composition of the peer group regularly. For the year 2021, the peer group for the RTSR comprises the following banks:

Peer group companies for the RTSR 2021

The peer group companies for the RTSR for the following year are disclosed ex ante in the Compensation Report.

Organic Capital Growth

To promote the Bank’s growth, the Supervisory Board specified Organic Capital Growth on a net basis as a long-term objective. Organic Capital Growth is defined as the balance of the following changes (which are reported in the Consolidated Statement of Changes in Equity) occurring during the financial year, divided by total shareholders’ equity as of December 31 of the preceding financial year:

  Total comprehensive income, net of tax
  Coupon on additional equity components, net of tax
  Remeasurement gains (losses) related to defined benefit plans, net of tax
  Option premiums and other effects from options on common shares
  Net gains (losses) on treasury shares sold

Consequently, “inorganic” changes in equity, in particular the payment of a dividend or a capital increase, are of no relevance to the achievement of the objective.

This objective is also assessed over a three-year period. Starting from an average Organic Capital Growth of 2.5% (lower limit), the target achievement level increases linearly by 1% for each 0.05% of growth up to the 150% cap, which is the case with an Organic Capital Growth of 10% or more (cap). If capital growth does not surpass 2.5% over the entire three-year assessment period, the target achievement level is zero.

Development of Organic Capital Growth and achievement level

Group Component

By taking the Group Component, which was previously included in the STA, into account in the LTA, there is a further enhancement of the sustainable monitoring of this objective. It is now assessed over a three-year period.

LTA Group Component
Core capital ratio	Common Equity Tier 1 capital ratio of the Bank in relation to its risk-weighted assets
Leverage ratio	The Bank’s core capital as a percentage of its total leverage exposure pursuant to the definitions of the Capital Requirements Regulation / Capital Requirements Directive 4
Adjusted costs	Total noninterest expenses, excluding restructuring, severance and litigation costs as well as impairments of goodwill and other intangible assets

Return on tangible equity

Net income (or loss) attributable to shareholders as a percentage of average tangible shareholders’ equity The latter is determined by deducting goodwill and other intangible assets from shareholders’ equity

The Supervisory Board regularly reviews the selection of the performance metrics. The four objectives specified above are equally weighted. If the performance metric-based objectives are not achieved during the three-year assessment period, the Supervisory Board may determine that a Group Component will not be granted.

Fully transparent reporting on the LTA

The specified targets and objectives (including lower and upper limits) of the ESG Factor and of the Group Component as well as the target achievement level in each component of the LTA will be disclosed in transparent form in the Compensation Report after the conclusion of the financial year.

3.5.3 Granting of variable compensation and ensuring sustainability

Since 2014, total variable compensation is granted exclusively in deferred form in order to ensure the sustainability of earnings within the framework of the business and risk strategies.

Assessment period and deferral period

The Remuneration Ordinance for Institutions (InstitutsVergV) generally stipulates a three-year assessment period for the determination of the variable compensation for Management Board members. The Bank complies with this requirement by assessing each of the objectives of the LTA over a three-year period. If the relevant three years cannot be attributed to a member of the Management Board due to that member having joined the Bank only recently, the achievement level for the objectives will be determined for the period that can be attributed to the member. If the assessment period is shorter than the prescribed minimum, the deferral period of the variable compensation to be granted is extended by the number of years missing for the minimum assessment period. The STA has an assessment period of one year. The regulatory requirement is met by extending the deferral period of the granted awards by two years. Thus, the deferral period in the STA is seven years, while it is five years in the LTA. The STA is awarded in four tranches and thus delivered every two years in portions of 25% each (in years 1, 3, 5 and 7 in each case). The LTA is delivered over the deferral period of five years in four tranches; it becomes available for disposal at the earliest after three years but is not fully available until after six years.

Cash and share components

The STA is generally granted in the form of cash compensation (Restricted Incentive Award (RIA)).

The LTA is granted on a share-based instrument (Restricted Equity Award (REA)) to achieve an even stronger alignment of the Management Board members to the Bank's performance and the Deutsche Bank share price. After the deferral period, the REAs are also subject to an additional holding period of one year. Accordingly, the Management Board members are not permitted to fully dispose of the shares until after six years. During the deferral and holding period, the value of the REAs is linked to the performance of the Deutsche Bank share and is therefore tied to the sustained performance of the Bank. Furthermore, specific forfeiture provisions apply for the REAs during the deferral and holding period.

Performance and forfeiture conditions, claim to repayment (backtesting, malus, clawback)

The granting of compensation components on a deferred basis and spreading them out over several years creates a long-term incentive effect, as specific forfeiture conditions apply in each case until they vest.

To this end, the Supervisory Board regularly reviews the results achieved in the past for their sustainability (backtesting). If the outcome is that the results rewarded by the granting of the variable compensation were not sustainable, the awards may be partially or fully forfeited.

Also, if the Group’s results are negative, the already granted variable compensation may be declared fully or partially forfeited during the deferral period. In addition, the awards may be fully or partially forfeited if specific solvency or liquidity conditions were not met. Furthermore, awards may be forfeited in whole or in part in the event of individual misconduct (including breaches of regulations), dismissal for cause or negative individual contributions to performance (malus).

On top of this, the contracts of the Management Board members also enable the Supervisory Board to reclaim already paid or delivered compensation components in response to specific individual negative performance contributions made by the Management Board member for up to two years after the expiry of the last deferral period (clawback) in accordance with the provisions pursuant to § 18 (5) and § 20 (6) Remuneration Ordinance for Institutions (InstitutsVergV). The clawback is possible for the entire variable compensation for a financial year until the end of two years after the end of the deferral period of the last tranche of the compensation elements awarded on a deferred basis for the respective financial year.

The following chart shows the timeline stretching from the assessment period up to the end of the clawback period.

Deferral periods and holding periods

3.5.4 No discretionary special payments

The Supervisory Board is not authorized to grant members of the Management Board discretionary or discretion-based special payments.

4. Compensation-related transactions

Commitments in connection with the acceptance of a mandate

In connection with the appointment of external executives as members of the Management Board, benefits may be granted to compensate for the forfeiture of benefits from the previous employer – in particular outstanding variable compensation that is forfeited upon joining Deutsche Bank. The Supervisory Board decides in what form the compensation is granted. Such one-time compensation benefits are reported and explained separately in the Compensation Report.

Relocation costs

If a change of residence becomes necessary within the framework of accepting the mandate or at the company's request for a change of the regular place of work, the Supervisory Board can decide that relocation costs or similar benefits will be reimbursed by the company to an appropriate extent.

Term of Management Board service contracts

The term of the Management Board service contracts is linked to the duration of the appointment, which lasts for the duration of five years at the maximum in consideration of the provisions of § 84 Stock Corporation Act. The Supervisory Board shall decide at an early stage, no later than six months before the expiry of the appointment period, on a renewed appointment. In the case of the Management Board member’s reappointment, the service contract is extended for the duration of a renewed appointment.

For first-time appointments, a contract term of three years is not to be exceeded. The Management Board service contract ends automatically with the expiry of the appointment period without requiring the express notice of termination.

Benefits in the case of termination of Management Board service

The Management Board members are in principle entitled to receive a severance payment upon an early termination of their appointment, provided the Bank is not entitled to revoke the appointment or give notice under the contractual agreement for cause. In accordance with the recommendation of the German Corporate Governance Code, the severance payment amounts up to two times the annual compensation at the maximum and is limited to the claims to compensation for the remaining term of the service contract. The calculation of the severance payment is based on the annual compensation for the previous financial year and, if applicable, on the expected annual compensation for the current financial year. The severance payment is determined and granted in accordance with the statutory and regulatory requirements, in particular with the provisions of the Remuneration Ordinance for Institutions (InstitutsVergV).

Departure in connection with a Change of Control (CoC)

In the event of a change of control, Management Board members have a special termination right for their service contract. However, there is no entitlement to a severance payment.

Offsetting of compensation from mandates

The employment contracts of the Management Board members contain an obligation of the members to ensure that any compensation they may claim in their capacity as a member of any body, in particular a supervisory board, advisory board or similar body of any group entity of the Bank pursuant to § 18 Stock Corporation Act will not accrue to them. Accordingly, Management Board members do not receive any compensation for mandates on boards of Deutsche Bank subsidiaries.

50 % of the compensation from a mandate – in particular supervisory board or advisory board mandates – with a company that does not belong to Deutsche Bank Group is offset against the base salary. There is no offsetting of compensation that does not exceed €100,000 per mandate and calendar year.

Subsequent non-competition provision

After their departure from the Management Board, the members are subject in principle to a one-year non-competition provision. In this case, the company pays the Management Board member compensation (waiting allowance

( Karenzentschädigung )) amounting to 65% of his or her annual base salary for the duration of the subsequent non-competition period. The waiting allowance shall be credited against any claim for severance pay. Furthermore all income that the Management Board member earns from self-employed, salaried or other gainful employment activities and that is not subject to the non-competition provision is offset against the waiting allowance for the duration of the post-contractual non-competition provision. The company can waive the requirement of the Management Board member to comply with the post-contractual non-competition provision. In this case, the Bank’s obligation to pay the waiting allowance terminates prematurely.

Regulations on the obligation to hold shares (Shareholding Guidelines)

All members of the Management Board are required to acquire a significant volume of Deutsche Bank shares and to hold them on a long-term basis. For one thing, this requirement fosters the identification of the Management Board members with the company and its shareholders and, for another, it ensures a sustainable link to the development of the Bank’s business.

For the Management Board Chairperson, the number of shares to be held amounts to two times his annual gross base salary, and for the other Management Board members, one time their annual base salary.

The requirements of the shareholding obligation must first be fulfilled on the date on which the Management Board member is granted an overall share-based variable compensation corresponding to 1.33 times the shareholding obligation since his or her appointment to the Management Board. Compliance with the requirements is reviewed semi-annually. If the required number of shares is not met, the Management Board members must correct any deficiencies by the next review.

In the context of granting of variable compensation, the Supervisory Board can resolve on an individual basis that not only the LTA but also parts of the STA or the STA as a whole may be awarded in shares until the shareholding obligation is fulfilled. This will enable compliance with the shareholding obligation to be achieved more quickly.

5. Temporary deviation from the compensation system

Pursuant to § 87a (2) sentence 2 Stock Corporation Act, it is possible in exceptional cases to temporarily deviate from individual elements of the described compensation system if this is necessary in the interests of the long-term well-being of Deutsche Bank. In such a case, the Supervisory Board declares the case as exceptional and resolves on the basis of a proposal of the Compensation Control Committee on the deviations to be taken. It remains necessary also in the case of a deviation to align the compensation to the company’s long-term, sustainable development and to ensure it is in accordance with the company’s earnings and the Management Board member’s performance. The compensation components which may deviate from the previously described regulations are fringe benefits as a component of non-performance-related compensation as well as the performance criteria for variable compensation. The exceptional case as well as the deviations taken are presented in the Compensation Report.

Ad Item 9

Compensation of members of the Supervisory Board

1. Existing structure of Supervisory Board compensation

The compensation of the Supervisory Board members is regulated in § 14 of the Articles of Association of Deutsche Bank Aktiengesellschaft. According to this, the Supervisory Board members receive a fixed annual compensation, whereby the annual base compensation for each Supervisory Board member amounts to €100,000, twice that amount (i.e. €200,000) for the Supervisory Board Chairperson and 1.5 times that amount (i.e. €150,000) for the Deputy Chairperson.

Additional fixed annual compensation is paid to the Supervisory Board members for memberships in the Committees of the Supervisory Board, whereby distinctions are made between the committees and between the committee chair and ordinary members:

  Members of the Integrity Committee, Audit Committee and Risk Committee receive an additional annual fixed compensation of €100,000 each per membership in one of the committees specified above. The chairs receive an additional annual fixed compensation of €200,000 each per chair of one of the committees specified above.

  Members and the chair of the Mediation Committee do not receive any additional compensation.

  Members of the other committees receive an additional annual fixed compensation of €50,000 per membership in one of the other committees. The chairs of the other committees receive an additional annual fixed compensation of €100,000 per chair of one of the other committees.

75% of the total amount of annual fixed compensation determined pursuant to the stipulations above attributable to a Supervisory Board member is paid to the Supervisory Board member within the first three months of the respective following year. The other 25% is converted into shares by the company as of the disbursal date based on the average share prices in exchange trading on the 10 trading days preceding the disbursement. The share value of the number of shares thus determined is paid to the Supervisory Board member in February of the year following his or her departure from the Supervisory Board based on the 10-day average price of the share in exchange trading on the last ten trading days of the preceding January (if the member is leaving the Supervisory Board for important cause, there is no payment).

The Supervisory Board members are furthermore reimbursed for the cash expenses they incur in the performance of their office, including any value added tax (VAT) on their compensation and reimbursements of expenses. Any employer contributions to social security schemes that may be applicable under foreign law to the performance of their Supervisory Board work shall also be paid for each Supervisory Board member affected by the company (pursuant to German law, employer contributions to social security schemes for the performance of supervisory board work are not applicable, as supervisory board members, pursuant to German law, are not actually employees of the company). Furthermore, the Supervisory Board Chairman is reimbursed appropriately for travel expenses incurred in performing representative tasks due to his function and for costs for the security measures required based on his function. Finally, in the interest of the company, the members of the Supervisory Board are included, with a deductible, in a financial liability insurance policy that is held by the company, if any, with an appropriate amount of coverage. The premiums for this are paid by the company. Currently, the members of the Supervisory Board are included in such a financial liability policy; the deductible currently amounts to 1.5 times the respective total fixed compensation attributable to the Supervisory Board member.

The wording of § 14 of the Articles of Association is as follows: “§ 14

1) The members of the Supervisory Board receive a fixed annual compensation (“Supervisory Board Compensation”). The annual base compensation amounts to €100,000 for each Supervisory Board member, the Supervisory Board Chairman receives twice that amount and the Deputy Chairperson one and a half times that amount.

2) Members and chairs of the Committees of the Supervisory Board are paid additional fixed annual compensation as follows:

a.) For Integrity Committee, Audit Committee and Risk Committee work: Chair: €200,000, members: €100,000.

b.) For Mediation Committee work:

No additional compensation

c.) For work on any other committee:

Chair: €100,000, members: €50,000.

3) 75% of the compensation determined according to paragraphs 1 to 2 is disbursed to each Supervisory Board member after submitting invoices within the first three months of the following year. The other 25% is converted by the company at the same time into company shares based on the average closing price on the Frankfurt Stock Exchange (Xetra or successor system) during the last ten trading days of the preceding January, calculated to three digits after the decimal point. The share value of this number of shares is paid to the respective Supervisory Board member in February of the year following his departure from the Supervisory Board, or the expiration of his term of office, based on the average closing price on the Frankfurt Stock Exchange (Xetra or successor system) during the last ten trading days of the preceding January, provided that the member is not leaving the Supervisory Board due to important cause which would have justified dismissal.

4) In case of a change in the Supervisory Board membership during the year, the compensation for the financial year will be paid on a pro rata basis, rounded up/down to full months. For the year of departure, the entire compensation is paid in cash; the forfeiture regulation in paragraph 3 sentence 3 applies to 25% of the compensation for that financial year.

5) The company reimburses the Supervisory Board members for the cash expenses they incur in the performance of their office, including any turnover tax (VAT) on their compensation and reimbursements of expenses. Furthermore, any employer contributions to social security schemes that may be applicable under foreign law to the performance of their Supervisory Board work shall be paid for each Supervisory Board member affected. Finally, the Supervisory Board Chairman will be reimbursed appropriately for travel expenses incurred in performing representative tasks due to his function and reimbursed for costs for the security measures required based on his function.

6) In the interest of the company, the members of the Supervisory Board will be included in an appropriate amount, with a deductible, in any financial liability insurance policy held by the company. The premiums for this are paid by the company.

7) The above provisions are applicable for the first time for the financial year beginning on January 1, 2013 (compensation year), and replace the previous provisions in the Articles of Association with effect from this date.”

2. Review of the appropriateness of Supervisory Board compensation

Within the framework of the Supervisory Board’s self-assessment, which is legally required to be performed at financial institutions at least annually since 2014 pursuant to § 25d (11) sentence 1 Nos. 3 and 4 German Banking Act, the Supervisory Board regularly addresses the appropriateness of the compensation system set out in § 14 of the Articles of Association and the amounts of compensation specified there. Furthermore, the compensation of the Supervisory Board is reviewed by the Chairman’s Committee and the Compensation Control Committee of the Supervisory Board. In 2020 and 2021, the Chairman’s Committee and the Compensation Control Committee as well as the Supervisory Board plenum addressed the structuring of the Supervisory Board’s compensation at several meetings. In this context, a comparison was made to the supervisory board compensation at other large stock corporations in Germany as well as to the compensation for members of the supervisory bodies of major banks under the European Union’s Single Supervisory Mechanism (SSM), which also includes Deutsche Bank Aktiengesellschaft. The Management Board and Supervisory Board continue to consider the Supervisory Board compensation and its underlying compensation system as set out in § 14 of the Articles of Association to be appropriate. However, it became apparent that the tasks of the Technology, Data and Innovation Committee, currently in light of the key role of technologies and innovations within the framework of executing the bank’s strategy and prospectively in the future during the transformation phase, require efforts on the part of its members that match those of the Audit Committee, Risk Committee and Integrity Committee, so that their compensation should also be increased accordingly. Therefore, a corresponding amendment to the Articles of Association is being proposed to the General Meeting on May 27, 2021.

3. Contribution to fostering the business strategy and the long-term development of the company

As the compensation of the Supervisory Board members is structured solely as fixed compensation and does not have any variable compensation component that depends on the achievement of certain targets or performances, it can only be aligned to a limited extent to fostering the business strategy and the long-term development of the company. However, through the conversion of a portion of the annual fixed compensation into (virtual) shares based on the respectively current share price on the stock exchange and the payment of the equivalent amount in cash calculated on the basis of the number of the virtual shares determined in this manner at the then current share price on the exchange upon the member’s departure from the Supervisory Board, a portion of the compensation is aligned to the long-term success of the company and offers a corresponding incentive to the Supervisory Board members to foster this during their term of office. Furthermore, through the appropriateness of Supervisory Board compensation, it is ensured that the company also continues to be in a position to recruit outstandingly qualified candidates for a membership of the Supervisory Board; in this way, too, the Supervisory Board compensation contributes sustainably to fostering the business strategy and the long-term development of the company.

Variable compensation components would already not be legally admissible pursuant to § 25d (5) sentence 4 German Banking Act for the company’s Supervisory Board compensation. In our opinion, the structure of the Supervisory Board compensation for the most part as purely fixed compensation is also best suited to appropriately reflect and foster the Supervisory Board’s function to advise and monitor. The Supervisory Board is thus enabled to take its decisions objectively and independently from the management in the interests of the company, without orienting itself potentially in the process to the short-term business successes that could be reflected in a variable compensation.

Ad Item 10

Report of the Management Board to the General Meeting pursuant to
§ 203 (2) sentence 2 in conjunction with § 186 (4) Stock Corporation Act

The authorization requested under Item 10 of the Agenda is intended to sustain and broaden the company’s equity capital base and is to replace the already existing authorized capital. The availability of appropriate equity capital is the basis for the company’s business development. Even though the company has adequate equity capital resources at its disposal at the present time, it must have the necessary scope to be able to obtain equity capital at any time and in accordance with the market situation at the given time.

Through the authorization requested under Item 10, authorized capital is to be created in the amount of €512,000,000, in the utilization of which shareholders in principle have pre-emptive rights; this is to replace the authorization approved by the General Meeting on May 18, 2017, under Agenda Item 12 and limited to April 30, 2022. The Management Board, however, is to be authorized to exclude shareholders’ pre- emptive rights with the approval of the Supervisory Board in certain cases:

The exclusion of pre-emptive rights for broken amounts permits utilization of the requested authorization in round amounts while retaining a simple subscription ratio. This facilitates the processing of shareholders’ pre-emptive rights. The background for providing the possibility to exclude pre-emptive rights in favor of holders of option rights, convertible bonds and convertible participatory rights is that conversion and option conditions based on customary market practice contain regulations according to which, in case of a rights offer to shareholders of the company for new shares, the conversion or option price is to be discounted based on a dilution protection formula if the holders of conversion or option rights are not granted pre-emptive rights to shares on the scale to which they would be entitled after exercising their option or conversion rights and/or fulfilling a conversion obligation, if any. The possibility proposed here to exclude pre-emptive rights provides the Management Board with a choice between these two different arrangements in such situations.

The additional possibility of excluding pre-emptive rights pursuant to § 186 (3) sentence 4 Stock Corporation Act enables Management to exploit favorable stock market situations and, through pricing close to the market, to obtain the highest possible issue proceeds and thus the greatest possible strengthening of own funds capital. This possibility is particularly important to banks in view of the special equity capital requirements they are subject to. The authorization ensures that, pursuant to it, shares may only be issued with the exclusion of shareholders’ pre-emptive rights based on § 186 (3) sentence 4 Stock Corporation Act up to the maximum limit of 10%

of the share capital to the extent shares have not already been issued or sold with the exclusion of pre-emptive rights during its validity, in direct or analogous application of

§ 186 (3) sentence 4 Stock Corporation Act. Also to be counted towards this maximum limit are shares that are to be issued to service option or conversion rights if the underlying bonds or participatory rights were issued with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act during the validity of this authorization. In the event this possibility of increasing capital is used, Management will limit any mark-down on the issue price compared with the stock market price to a maximum of presumably 3%, but at any event not more than 5%. In the event of such a capital increase, shareholders who want to maintain their investment ratio have the possibility, in light of the high liquidity of trading in the Deutsche Bank share, to purchase shares on the stock market at conditions that essentially correspond to the issue of the new shares. In such case, this does not result in economic terms to a dilution of shareholders’ equity interests.

The Management Board may make use of the authorizations above to exclude pre- emptive rights only to the extent that the proportional amount of the newly issued shares with the exclusion of pre-emptive rights does not exceed 10% of the share capital. As a result, the total volume of new shares that can be issued without pre- emptive rights is additionally restricted. Shareholders are protected in this way from a possible dilution of their existing shareholdings. Through the offsetting clauses, it is ensured the Management Board also does not exceed the 10% threshold when it makes use of other authorizations to issue company shares or to issue rights that enable or obligate the subscription of shares and shareholders’ pre-emptive rights are excluded in the process. Re-disposals of own shares (for example, within the framework of the payment of variable compensation or through stock exchanges) are not taken into account in the offsetting.

There are no specific plans at present for a utilization of the new authorized capital. The Management Board will report to the General Meeting on any utilization of the authorized capital.

Ad Item 11

Report of the Management Board to the General Meeting pursuant to
§ 203 (2) sentence 2 in conjunction with § 186 (4) Stock Corporation Act

The authorization requested under Item 11 of the Agenda is intended to sustain and broaden the company’s equity capital base and, together with the other authorized capital amounts proposed to this General Meeting, is intended to make a sufficiently broad range of capital instruments available for Management to appropriately react to possible developments over the next few years. The availability of appropriate equity capital is the basis for the company’s business development. Even though the company has adequate equity capital resources at its disposal at the present time, it must have the necessary scope to be able to obtain equity capital at any time and in accordance with the market situation at the given time.

Through the authorization requested under Item 11, authorized capital is to be created in the amount of €2,048,000,000, in the utilization of which shareholders in principle have pre-emptive rights; this is to replace the authorization approved by the General Meeting on May 18, 2017, under Agenda Item 13 and limited to April 30, 2022. The Management Board, however, is to be authorized to exclude shareholders’ pre- emptive rights with the approval of the Supervisory Board in certain cases:

The exclusion of pre-emptive rights for broken amounts permits utilization of the requested authorization in round amounts while retaining a simple subscription ratio. This facilitates the processing of shareholders’ pre-emptive rights. The background for providing the possibility to exclude pre-emptive rights in favor of holders of option rights, convertible bonds and convertible participatory rights is that conversion and option conditions based on customary market practice contain regulations according to which, in case of a rights offer to shareholders of the company for new shares, the conversion or option price is to be discounted based on a dilution protection formula if the holders of conversion or option rights are not granted pre-emptive rights to shares on the scale to which they would be entitled after exercising their option or conversion rights and/or fulfilling a conversion obligation, if any. The possibility proposed here to exclude pre-emptive rights provides the Management Board with a choice between these two different arrangements in such situations.

The Management Board may make use of the authorizations above to exclude pre- emptive rights only to the extent that the proportional amount of the newly issued shares with the exclusion of pre-emptive rights does not exceed 10% of the share capital. As a result, the total volume of new shares that can be issued without pre- emptive rights is additionally restricted. Shareholders are protected in this way from a possible dilution of their existing shareholdings. Through the offsetting clauses, it is ensured the Management Board also does not exceed the 10% threshold when it makes use of other authorizations to issue company shares or to issue rights that enable or obligate the subscription of shares and shareholders’ pre-emptive rights are excluded in the process. Re-disposals of own shares (for example, within the framework of the payment of variable compensation or through stock exchanges) are not taken into account in the offsetting.

There are no specific plans at present for a utilization of the new authorized capital. The Management Board will report to the General Meeting on any utilization of the authorized capital.

Ad Item 12

Joint report of the Management Board of Deutsche Bank Aktiengesellschaft, Frankfurt am Main (hereinafter “DB”), and the Executive Directors of VÖB-ZVD Processing GmbH, Frankfurt am Main (hereinafter “VÖB-ZVD”), to the General Meeting pursuant to § 293a Stock Corporation Act on the Control and Profit and Loss Transfer Agreement of March 1, 2021

Preamble

On March 1, 2021, DB and VÖB-ZVD concluded a Control and Profit and Loss Transfer Agreement (“Inter-Company Agreement”) on the basis of which VÖB-ZVD places its governance in the hands of DB and undertakes to transfer its entire profit to DB. For its part, DB undertakes to offset a net loss that would otherwise be incurred during the term of the agreement pursuant to § 302 (1) Stock Corporation Act.

The Management Board of DB and the executive management of VÖB-ZVD provide, pursuant to § 293a (1) Stock Corporation Act, the following contract report in which they explain and justify in legal and economic terms the conclusion of the Inter- Company Agreement.

1. Economic explanation and justification for concluding the Inter-Company Agreement

The company was founded on October 27, 2000, under the name DVB Processing GmbH and entered into the Commercial Register of the Local Court of Frankfurt am Main with share capital of €100,000 on November 21, 2000. Subsequently, changes took place to the company’s name, first to Betriebs-Center für Banken Processing GmbH and, in 2012, to VÖB-ZVD Processing GmbH. VÖB-ZVD moved its domicile from Frankfurt am Main, with entry in the Commercial Register on January 3, 2018, to Bonn and is listed under the number HRB 23407 in the Commercial Register of the Local Court of Bonn.

Initially with the merger of Deutsche Postbank AG into DB Privat- und Firmenkundenbank AG (hereinafter “DB PFK”), VÖB-ZVD became a direct subsidiary of DB PFK on May 25, 2018. With the merger of DB PFK into DB on May 15, 2020, VÖB-ZVD became a direct subsidiary of DB. DB has a 75% shareholding in the company. The other 25% is held by the Bundesverband Öffentlicher Banken Deutschlands, VÖB, e.V., Berlin (hereinafter: “VÖB”).

On the basis of the Trust Agreement existing between the shareholders of January 13, 2016, VÖB holds its shares as a trustee (“Trust Participation”) in its own name but on behalf of and for the account of DB as trustor. On this basis, the shares held by VÖB in trust are attributable at 100% to DB as trustor. The trustee has the contractual obligation to exercise its (voting) rights as shareholder of VÖB-ZVD only in accordance with the instructions of and in safeguarding the interests of the trustor DB.

VÖB will approve the Inter-Company Agreement concluded on March 1, 2021, between DB and VÖB-ZVD, without any compensation or severance claims, at the shareholder meeting of VÖB-ZVD.

The objective of the Inter-Company Agreement is to include VÖB-ZVD in the tax group of DB for corporation tax purposes. Through the inclusion of the company in the tax group for corporation tax purposes, the taxation of a positive or negative taxable income of VÖB-ZVD no longer takes place at the level of VÖB-ZVD. The income is attributed to DB, which pays the taxes on it. Through a tax group for corporation tax purposes, there is a direct offsetting of the taxable results of VÖB-ZVD with the taxable results of the domestic DB tax group. Furthermore, the transfers of profit by VÖB-ZVD under the Inter-Company Agreement do not qualify as profit distributions, i.e. they do not trigger any additional tax charges (capital gains tax withholdings, non-deductible operating expenses).

The purpose of the company VÖB-ZVD is to provide infrastructure and payment processing services using data and Internet-based networks for stationary and mobile point-of-sale business, in e-commerce business, and in similar types of business. This also includes the sales of services to providers, to commercial network operators as well as the transaction business; the acquisition and disposal of licenses and other rights in the payments processing area; the performance of joint tasks of the German banking sector within the framework of payments processing and card systems.

As of December 31, 2020, VÖB-ZVD reported preliminary total assets amounting to

€142,280,050.44 (prior year €163,773,175.87).

2. Presentation of the Inter-Company Agreement

The Inter-Company Agreement is a control and profit and loss transfer agreement pursuant to § 291 (1) Stock Corporation Act.

Control (§ 1)

Through the Inter-Company Agreement, VÖB-ZVD places the governance of its company in the hands of DB. Accordingly, DB is authorized to issue instructions to the executive management of VÖB-ZVD regarding the management of the company. VÖB-ZVD undertakes to comply with the instructions of DB. The management and representation of VÖB-ZVD continue to be the responsibility of the executive management of this company. When issuing its instructions, DB will observe the sole responsibility for management on the part of the executive directors of VÖB-ZVD, as prescribed by the Payment Services Supervision Act. DB undertakes not to issue any instructions whose implementation would lead to a breach of duties that the tax group company or its management bodies are subject to under the Payment Services Supervision Act. Furthermore, DB cannot issue instructions to the executive management of VÖB-ZVD to amend, continue or terminate the Inter-Company Agreement.

Profit transfer, formation of reserves (§ 2, § 4)

In § 2 of the Inter-Company Agreement, VÖB-ZVD undertakes, in addition to and antecedent to forming reserves (§ 4), to transfer its profit to DB in accordance with

§ 301 Stock Corporation Act in its currently applicable version as amended from time to time. Pursuant to § 4 of the Inter-Company Agreement, the Subsidiary may, however, during the term of the Inter-Company Agreement and with the approval of DB, form other new retained earnings to the extent admissible under commercial law and financially justified according to reasonable and prudent business judgement.

Absorption of losses (§ 3)

Pursuant to § 3 of the Inter-Company Agreement, DB undertakes, during the period of the agreement, to absorb the losses of VÖB-ZVD in accordance with the provisions of

§ 302 Stock Corporation Act in its currently applicable version as amended from time to time. During the term of the agreement, VÖB-ZVD shall not be permitted to report a net loss in its financial statements, i.e. the corresponding amount is to be booked as a receivable by VÖB-ZVD with a profit and loss impact before the respective Annual Financial Statements are established. The cause of the loss is of no importance in this context.

Entry into force, duration and termination; severability clause (§ 5, 6)

To become effective, the Inter-Company Agreement requires the approval of the General Meeting of DB and of the shareholder meeting of VÖB-ZVD as well as the subsequent entry in the Commercial Register at the domicile of VÖB-ZVD. Not until this time can DB issue instructions pursuant to § 1 of the Inter-Company Agreement. The obligation to transfer a profit or to offset a net loss applies for the first time to the 2021 financial year of VÖB-ZVD.

The Inter-Company Agreement is concluded on a fixed basis until December 31, 2025, and shall be extended one year at a time after that, unless terminated in writing by one of the parties to the agreement with a six months’ period of notice before the agreement expires. In addition, the parties to the agreement have the possibility to terminate the Inter-Company Agreement for important cause. An important cause can be, in particular, the disposal of or contribution in kind of the tax group participation by the tax group parent, the merger, hive-down or liquidation of the tax group parent or of the tax group parent company.

Finally, for the event that individual provisions of the agreement should have omissions or be void, invalid or unenforceable, a customary “severability clause” has been agreed that is to ensure an appropriate filling in of any gaps in the provisions.

Ad Item 13

Resume and additional information regarding the candidate proposed for election to the Supervisory Board under Agenda Item 13

Frank Witter

Residence: Braunschweig

Year of Birth: 1959

Nationality: German

Position

Supervisory Board member (member of the Management Board of Volkswagen AG until March 31, 2021)

Career

2015 – March 2021 Member of the Board of Management, Finance and Controlling
(Finance and IT since 2018)
Volkswagen AG, Wolfsburg

2008 – 2015 Chairman of the Board of Management
Volkswagen Financial Services AG, Braunschweig

2007 – 2008 President and Chief Financial Officer
Volkswagen Credit Inc., USA
as well as Regional Manager North and South America for
Volkswagen Financial Services AG

2005 – 2007 Chief Executive Officer & Chief Financial Officer
Volkswagen of America, Inc., and Volkswagen Canada, Inc.,
USA

2002 – 2004 Chief Financial Officer
Volkswagen of America, Inc., and Volkswagen Canada, Inc.,

2001 – 2002 Corporate Treasurer SAirGroup,
SAirGroup, Switzerland

1998 – 2001Corporate Treasurer

Volkswagen of America, Inc., and Volkswagen Canada, Inc., USA

1992 – 1997Department Head, Capital Markets Business (Group Treasury) Volkswagen AG, Wolfsburg

1986 – 1992Senior Group Leader, Special Financing (Treasury) BASF AG, Ludwigshafen

Education

1980 – 1986Studies in Economics, Economics degree, University of

Hannover

1978 – 1980Savings bank apprenticeship, Stadtsparkasse Hannover

Memberships in statutory supervisory boards in Germany Traton SE, Munich

Memberships in comparable boards

Member of the Board of Directors, Northvolt AB, Stockholm, Sweden, until the end of 31 May 2021

Chairman of the Supervisory Board, VfL Wolfsburg-Fußball GmbH, Wolfsburg

Total number of shares and voting rights

The company’s share capital at the time of convocation of this General Meeting amounts to €5,290,939,215.36 and is divided up into 2,066,773,131 registered (no par value) shares with eligibility to vote at and participate in the General Meeting. At the time of convocation of this General Meeting, 3,701,533 of these no par value shares consist of own shares held in treasury, which do not grant any rights to the company.

General Meeting without the physical presence of shareholders or their representatives

On the basis of § 1 of the Act on Measures in Company, Cooperative, Association, Foundation and Residential Property Law to Combat the Effects of the COVID-19 Pandemic (“ COVID-19 Act ”), published as Article 2 of the Act to Mitigate the Consequences of the COVID-19 Pandemic in Civil, Insolvency and Criminal Proceedings Law of March 27, 2020 (published in the Federal Gazette, Part I, on March 27, 2020, p. 569ff.), extended and amended by Article 11 of the Act on the Further Shortening of Residual Debt Exemption Proceedings and the Adjustment of Pandemic- related Regulations in Company, Cooperative, Association and Foundation Law as well as Tenant and Leasehold Law of December 22, 2020 (published in the Federal Gazette, Part I, on December 30, 2020, p. 3328ff.), the Management Board decided, with the consent of the Supervisory Board, to hold the General Meeting as a virtual General Meeting without the physical presence of the shareholders or their representatives.

The General Meeting shall be held in the physical presence of the Chair of the General Meeting, members of the Management Board and the Notary Public responsible for the minutes as well as the company’s proxy at the company’s premises in Taunusanlage 12, 60325 Frankfurt am Main, Germany.

As conducting the General Meeting as a virtual General Meeting on the basis of the COVID-19 Act leads to several modifications in the course of the meeting and in exercising shareholders’ rights, we ask our shareholders to observe in particular the following notices on the possibility to watch the audio and video broadcast of the General Meeting, the exercising of voting rights, the right to submit questions and other shareholders’ rights.

Audio and video broadcast and recording of the General Meeting

The entire General Meeting will be broadcast live with audio and video via the Internet on May 27, 2021, starting at 09:00 CEST (= 07:00 UTC) at

www.db.com/general-meeting

for shareholders and interested public viewers. Furthermore, the entire General Meeting will be recorded. The physical attendance of shareholders or their representatives (with the exception of proxies appointed by the company) is not permitted at the location of the General Meeting.

Registration for the General Meeting and exercising of voting rights; registration stop

Pursuant to § 17 of the Articles of Association, shareholders who are entered in the share register and have registered in due time with the company are entitled to exercise their voting rights. Such registration must be received by the company by no later than May 21, 2021, 24:00 CEST (= 22:00 UTC) either electronically using the company’s access-protected Shareholder Portal (netvote.db.com) or in writing to the domicile of the company in Frankfurt am Main or to the following address:

Deutsche Bank Aktiengesellschaft
Aktionärsservice
Postfach 14 60
61365 Friedrichsdorf
Germany
e-mail: deutschebank.hv@linkmarketservices.de

The data to access the access-protected Shareholder Portal are sent to shareholders listed in the share register who have not registered for electronic invitation dispatch, and therefore only receive a written invitation per post, along with the invitation to the General Meeting. Shareholders who have already registered in the access-protected Shareholder Portal can access the Shareholder Portal using the access data they have.

When registering using the form sent to you, you can choose to submit your votes through an authorized representative (proxy) (e.g., a credit institution, a shareholders’ association or a proxy appointed by the company) or through absentee voting. When registering through the access-protected Shareholder Portal, you can choose to submit your votes through a proxy of the company or through absentee voting. In any case, you can also mark how you cast your votes on the individual Agenda Items. If a selection is not made upon registration, for technical reasons, absentee voting and abstaining on all the Agenda Items are the default settings in our system for the exercising of the voting rights. Changes to the voting method and a change from absentee voting to issuing a power of attorney (proxy) and instructions are possible as described in more detail below.

Pursuant to § 67 (2) sentence 1 Stock Corporation Act, only those who are listed in the share register as shareholders can exercise shareholders’ rights in relation to the company. As a result, the status of the entries in the share register on the day of the General Meeting is decisive for determining the number of voting rights entitled to a shareholder properly registered for the General Meeting. For technical processing reasons, however, no changes to the share register will be carried out (“registration stop”) between the end of May 21, 2021 (“technical record date”), and the conclusion of the General Meeting. Therefore, the entry status in the share register on the day of the General Meeting will correspond to the status after the last change of registration on May 21, 2021. The registration stop does not mean the shares are blocked for disposal. Share buyers whose change of registration requests are received by the company after May 21, 2021, however, cannot de facto exercise the rights to vote and other shareholders’ rights on the basis of these shares, unless they have obtained a power of attorney to do so or an authorization to exercise such rights. In such cases, voting rights and other shareholders’ rights are retained by the shareholder entered in the share register until the change of registration. All buyers of the company’s shares who are not yet registered in the share register are therefore requested to submit change of registration requests in due time.

Exercise of voting rights by authorized representatives

Shareholders registered in the share register may also be represented by an authorized representative – for example, intermediaries (such as a credit institution) or a shareholders’ association – and have their voting rights exercised by means of absentee voting or by issuing a sub-proxy authorization to the company’s proxies. The issuing of the power of attorney, its cancellation and proof of the proxy authorization vis-à-vis the company are required, in principle, in text form if the power of attorney to exercise the voting right is granted neither to an intermediary nor to a shareholders’ association, a proxy advisor within the meaning of § 134a (1) No. 3 and (2) No. 3 Stock Corporation Act or another person with an equivalent status pursuant to § 135 (8) Stock Corporation Act.

Registration in due time for the General Meeting is also necessary to be able to issue powers of attorney (proxy authorization).

Proof of the proxy authorization vis-à-vis the company can also be sent electronically to the following e-mail address:

deutschebank.hv@linkmarketservices.de

If powers of attorney to exercise voting rights are issued to intermediaries, shareholders’ associations, proxy advisors within the meaning of § 134a (1) No. 3 and (2) No. 3 Stock Corporation Act or other persons with an equivalent status pursuant to § 135 (8) Stock Corporation Act, the requisite form for these is specified, where appropriate, by the recipients.

The company also offers its shareholders the possibility of being represented by company employees appointed by the company as proxies to exercise shareholders’ voting rights at the General Meeting. These company proxies will only vote in accordance with the instructions issued to them. The power of attorney and the instructions to the company’s proxies can be issued in writing until May 21, 2021, 24:00 CEST (= 22:00 UTC) (date of receipt) to the following address:

Deutsche Bank Aktiengesellschaft
Aktionärsservice
Postfach 14 60
61365 Friedrichsdorf
Germany

Powers of attorney and instructions or changes to instructions for the company’s proxies received per post after May 21, 2021, will not be taken into account.

Furthermore, there is also the possibility to issue or change the power of attorney and instructions to the company employees appointed as proxies electronically in advance but also still during the General Meeting on May 27, 2021, up until the beginning of the voting on the Agenda Items (the Chair of the General Meeting will point out in due time when the opportunity for such submissions ends) electronically using the access- protected Shareholder Portal (netvote.db.com). Entering access data is necessary to use the access-protected Shareholder Portal. The data to access the access-protected Shareholder Portal are sent to shareholders listed in the share register who have not registered for electronic invitation dispatch, and therefore only receive a written invitation per post, along with the invitation to the General Meeting. Shareholders who have already registered in the access-protected Shareholder Portal can access the Shareholder Portal using the access data they have.

Please note that, for already issued proxy authorizations and instructions, a change from a proxy authorization and instructions issued to proxies of the company to absentee voting is only possible after May 21, 2021, for technical reasons, through the access-protected Shareholder Portal, and in this case also only until May 25, 2021, 24:00 CEST (= 22:00 UTC).

Details on how to issue a power of attorney and instructions using the Internet are given in the documents sent to the shareholders.

Submitting absentee votes

As in previous years, shareholders listed in the share register can submit their votes through absentee voting. Registration in due time is indispensable for this form of voting, too.

The registration for absentee voting must be received by the company in writing or using electronic communication before the registration period expires, i.e. at the latest by May 21, 2021, 24:00 CEST (= 22:00 UTC) (date of receipt). For absentee voting in writing, please use the personalized registration form sent to you and return it to the following address:

Deutsche Bank Aktiengesellschaft
Aktionärsservice
Postfach 14 60
61365 Friedrichsdorf
Germany
e-mail: deutschebank.hv@linkmarketservices.de

In order to register for absentee voting and to submit your absentee ballot using electronic communication, please use the access-protected Shareholder Portal (netvote.db.com) for this. Entering access data is necessary to use the access- protected Shareholder Portal. The data to access the access-protected Shareholder Portal are sent to shareholders listed in the share register who have not registered for electronic invitation dispatch, and therefore only receive a written invitation per post, along with the invitation to the General Meeting. Shareholders who have already registered in the access-protected Shareholder Portal can access the Shareholder Portal using the access data they have.

After May 21, 2021 (date of receipt), you will no longer be able to submit or change your votes through absentee voting through the mail. This also applies if you have previously issued a power of attorney to a third party or a company proxy.

A change of votes cast in the absentee ballot is only possible after May 21, 2021, using the access-protected Shareholder Portal. For this, too, entering access data is necessary to use the access-protected Shareholder Portal. The data to access the access-protected Shareholder Portal are sent to shareholders listed in the share register who have not registered for electronic invitation dispatch, and therefore only receive a written invitation per post, along with the invitation to the General Meeting. Shareholders who have already registered in the access-protected Shareholder Portal can access the Shareholder Portal using the access data they have. The possibility to enter changes ends on the day of the General Meeting immediately before the beginning of the voting on the Agenda Items; the Chair of the General Meeting will point this out in due time.

Please note that for already submitted absentee ballots a change from absentee voting to the issuing of a proxy authorization and instructions to proxies of the company is only possible after May 21, 2021, for technical reasons, through the access-protected Shareholder Portal, and only until May 25, 2021, 24:00 CEST (= 22:00 UTC).

Furthermore, authorized intermediaries, proxy advisors within the meaning of § 134a (1) No. 3 and (2) No. 3 Stock Corporation Act, and shareholders’ associations or other persons with an equivalent status pursuant to § 135 (8) Stock Corporation Act may also make use of absentee voting pursuant to the rules described above and in observing the specified deadlines.

Requesting documents for the General Meeting

Requests for documents for the General Meeting can be sent to the following address:

Deutsche Bank Aktiengesellschaft
Aktionärsservice
Postfach 14 60
61365 Friedrichsdorf
Germany
e-mail: deutschebank.hv@linkmarketservices.de
Telefax: +49 69 2222 34283

Documents for and additional information concerning the General Meeting are also accessible through the Internet at www.db.com/general-meeting. These documents will continue to be available on the website specified above throughout the General Meeting and – if necessary – will be explained during the General Meeting in more detail.

Requests for additions to the Agenda pursuant to § 122 (2) Stock Corporation Act

Shareholders whose aggregate shareholdings represent 5% of the share capital or the proportionate amount of €500,000 (the latter of which corresponds to 195,313 shares) may request that items be placed on the Agenda and published.

The request must be addressed in writing to the Management Board of the company and be received by the company at the latest by Monday, April 26, 2021, 24:00 CEST (= 22:00 UTC). Please send such requests to the following address:

Deutsche Bank Aktiengesellschaft
Management Board
60262 Frankfurt am Main Germany
Germany

Each new Item of the Agenda must also include a reason or a resolution proposal. An applicant or applicants making such a request must prove that they have owned their shares for at least 90 days before the date of the receipt of the request by the company and that they will continue to hold the shares until the Management Board’s decision on the request. The provisions of § 70 and § 121 (7) Stock Corporation Act must be observed in determining this period.

The publication and forwarding of requests for additions are carried out in the same way as in the convocation.

Shareholders’ counterproposals and election proposals pursuant to § 126 (1), § 127 Stock Corporation Act

The company’s shareholders may submit counterproposals to the proposals of the Management Board and/or Supervisory Board on specific Agenda Items and election proposals for the election of Supervisory Board members or auditors before the General Meeting. Such proposals (with their reasons) and election proposals are to be sent solely to:

Deutsche Bank Aktiengesellschaft
Investor Relations
60262 Frankfurt am Main
Germany
e-mail: HV.2021@db.com
Telefax: +49 69 910 38591

Counterproposals should stipulate a reason; this does not apply to election proposals.

Shareholders’ counterproposals and election proposals that fulfill the requirements and are received by the company at the address specified above by Wednesday, May 12, 2021, 24:00 CEST (= 22:00 UTC), at the latest, will be made accessible without undue delay through the website www.db.com/general-meeting along with the name of the shareholder and, specifically in the case of counterproposals, the reason and, in the case of election proposals, the additional information (if any) to be provided by the Management Board pursuant to § 127 sentence 4 Stock Corporation Act, as well as any comments by Management.

The company is not required to make a counterproposal and its reason or an election proposal accessible if one of the exclusionary elements pursuant to § 126 (2) Stock Corporation Act exists, for example, because the election proposal or counterproposal would lead to a resolution by the General Meeting that breaches the law or the Articles of Association or its reason apparently contains false or misleading information with regard to material points. Furthermore, an election proposal need not be made accessible if the proposal does not contain the name, the current occupation and the place of residence of the proposed person as well as (for Supervisory Board candidates) his/her membership in other statutory supervisory boards. The reason for a counterproposal need not be made accessible if its total length is more than 5,000 characters.

Counterproposals and election proposals that have to be made accessible by the company in advance in accordance with § 126 and § 127 Stock Corporation Act apply as placed at the General Meeting if the shareholder submitting the application or proposal is registered in the share register and has duly registered for the General Meeting.

It should be noted that questions are to be submitted only in the way described in the section “Submission of questions by electronic means” below.

Submission of statements for publication before the General Meeting

The concept of the virtual General Meeting, regulated in the COVID-19 Act, without the presence of shareholders and their representatives does not provide that shareholders can make spoken contributions to the General Meeting.

In addition to the limited opportunity described in more detail below to nonetheless provide spoken comments during the General Meeting through audio and video, shareholders will also be given the opportunity to submit statements relating to the Agenda for publication by the company on the company’s website before the General Meeting.

It is requested that such statements be submitted while specifying name and shareholder number by May 21, 2021, by 12:00 CEST (= 10:00 UTC), in text form under the following address, fax number or e-mail address:

Deutsche Bank Aktiengesellschaft
Investor Relations
60262 Frankfurt am Main
Germany
e-mail: HV.2021@db.com
Telefax: +49 69 910 38591

The length of a statement should not exceed 10,000 characters.

Statements will be published while disclosing the submitting shareholder’s name. A publication can only take place therefore if the shareholder upon the submission expressly states his or her consent to the disclosure of his or her name in the publication.

It should be noted that there is no legal claim to the publication of a statement and that the company reserves the right in particular not to publish statements with offensive content, content that could qualify as a criminal offence, obviously false or misleading content or content without any recognizable reference to the Agenda of the General Meeting, and statements the length of which exceeds 10,000 characters or which have not been submitted by the time and date specified above at the address, fax number or e-mail address specified above. Likewise, the company reserves the right to publish only one statement per shareholder.

It should be noted that questions, counterproposals and election proposals are to be submitted solely in the manner described in the section “Shareholders’ counterproposals and election proposals pursuant to § 126 (1), § 127 Stock Corporation Act” and in the section “Submission of questions by electronic means” and that therefore questions, counterproposals and election proposals that are contained in statements published pursuant to this section cannot be considered.

Opportunity to provide spoken comments during the General Meeting

The concept of the virtual General Meeting, regulated in the COVID-19 Act, without the presence of shareholders and their representatives does not provide that shareholders can speak during the General Meeting.

The company nevertheless plans to give shareholders and shareholder representatives the opportunity to make spoken comments during the General Meeting through live broadcast of audio and video within a prescribed, limited period of time and subject to the certainty of being able to end the General Meeting within a reasonable timeframe on the same day. Spoken comments can only be provided by shareholders who have duly registered for the General Meeting. Shareholders who would like to provide spoken comments have to register separately using the button “Register to speak” in the Shareholder Portal. When registering for such spoken comments, shareholders must also declare their consent to the disclosure of their names by the Chair of the General Meeting in the audio and video broadcast of the General Meeting. The button “Register to speak” will be activated in the Shareholder Portal exclusively on the day before the General Meeting, i.e. on Wednesday, May 26, 2021, from 10:00 to 12:00 CEST (= 08:00 to 10:00 UTC) for the registration of spoken comments. Shareholders who would like to register for spoken comments will have to enter their contact information in the registration field provided. Subsequently, each of the shareholders will be contacted using the specified contact information to arrange an appointment for a functionality test of their audio and video connection before the beginning of the General Meeting. Once the functionality of the audio and video connection has been assured, the shareholder will receive additional technical information along with a personalized link through which he or she can establish a connection for the audio and video broadcast at the relevant time during the General Meeting.

It should be noted that there is no legal claim to be allowed to provide spoken comments and that the company reserves the right in particular to directly switch off the audio and video transmission when the comments have offensive content, content that could qualify as a criminal offence, obviously false or misleading content or content without any recognizable reference to the Agenda of the General Meeting. Spoken comments must be made in German. A neutral background is to be used for the video broadcast. A period in total of one hour during the General Meeting is planned for all spoken comments of shareholders. The Chair of the General Meeting may, however, decide to shorten the total time available for spoken comments, or not to allow any spoken comments, if the time necessary for answering the properly submitted questions does not permit a longer speaking time or a speaking time in general. Furthermore, the speaking time per shareholder may be restricted depending on the number of properly registered spoken comments. Should more than 20 registrations for spoken comments be received, the company will allot up to 5 spoken comments to shareholder associations and investment fund companies with a holding representing more than €1,000,000 nominal, and the remaining spoken comments will be raffled by the company among the other registered parties under Notary Public supervision. Should more than 5 shareholder associations and investment fund companies with a holding representing more than €1,000,000 nominal register for spoken comments, the 5 spoken comments reserved for them will be raffled among them under Notary Public supervision. The shareholder or the shareholder representative will be notified of the length of time available to speak when the personalized link for the audio and video connection is sent and the Chair of the General Meeting will also point this out again during the General Meeting. Once the speaking time available has ended, the transmission of the comments to the General Meeting will be deactivated.

The order of the spoken comments is set by the Chair of the General Meeting.

The registration of spoken comments is exclusively possible in the manner described above using the company’s access-protected Shareholder Portal (netvote.db.com). The data to access the access-protected Shareholder Portal are sent to shareholders listed in the share register who have not registered for electronic invitation dispatch, and therefore only receive a written invitation per post, along with the invitation to the General Meeting. Shareholders who have already registered in the access-protected Shareholder Portal can access the Shareholder Portal using the access data they have.

It should be noted that questions (including follow-up questions about questions submitted in advance) are to be submitted only in the manner described below in the section “Submission of questions by electronic means” and therefore questions (including follow-up questions about questions submitted in advance) that are contained in the spoken comments provided during the General Meeting pursuant to this section cannot be considered and cannot be answered. Likewise, neither can any counterproposals or election proposals be considered that are contained in the spoken comments provided during the General Meeting pursuant to this section. Instead, counterproposals and election proposals are to be submitted solely in the manner described in the section “Shareholders’ counterproposals and election proposals pursuant to § 126 (1), § 127 Stock Corporation Act” and they then apply under the conditions described there as placed at the General Meeting.

Shareholders who make use of the possibility to submit spoken comments in audio and video during the General Meeting should note that the entire General Meeting, including such spoken comments, will be broadcast as described above live on the Internet for shareholders and interested public viewers without access restrictions and the entire General Meeting, including the corresponding spoken comments, will be recorded. A publicly accessible download of the recording shall not be made available after the General Meeting on the company’s website. Please note that the Chair of the General Meeting will call up the shareholder scheduled to provide spoken comments while specifying his or her name.

Submission of questions by electronic means

Based on § 1 (2) sentence 1 No. 3, sentence 2 second half-sentence of the COVID-19 Act, the Management Board decided with the approval of the Supervisory Board that shareholders must submit their questions to the company at the latest one day before the General Meeting, i.e. by May 25, 2021, 24:00 CEST (= 22:00 UTC) by electronic means. The Management Board will decide in accordance with its duties at its own discretion how to answer the properly submitted questions. During the General Meeting, a shareholder who properly submitted his or her questions in advance will have the opportunity as described below to place follow-up questions to a limited extent related to his/her own questions.

Only shareholders duly registered for the General Meeting may submit their questions. Questions may only be submitted using the access-protected Shareholder Portal of the company (netvote.db.com). The data to access the access-protected Shareholder Portal are sent to shareholders listed in the share register who have not registered for electronic invitation dispatch, and therefore only receive a written invitation per post, along with the invitation to the General Meeting. Shareholders who have already registered in the access-protected Shareholder Portal can access the Shareholder Portal using the access data they have.

In a restricted scope and in accordance with the rules described below, the company plans to allow follow-up questions during the General Meeting regarding questions that are properly submitted in advance. The submission of follow-up questions will be allowed for a specific period during the General Meeting. Follow-up questions can only be considered if they are submitted by the shareholder who placed the question that the follow-up question refers to. New questions or follow-up questions concerning questions placed by other shareholders during the General Meeting cannot be considered. Follow-up questions may be submitted during the General Meeting using the access-protected Shareholder Portal (netvote.db.com) while specifying the question submitted in advance that the follow-up question refers to. The data to access the access-protected Shareholder Portal are sent to shareholders listed in the share register who have not registered for electronic invitation dispatch, and therefore only receive a written invitation per post, along with the invitation to the General Meeting. Shareholders who have already registered in the access-protected Shareholder Portal can access the Shareholder Portal using the access data they have. The possibility to submit follow-up questions is limited per shareholder to two follow-up questions and a question length of in each case 500 characters (including spaces).

The company reserves the right not to allow follow-up questions, also those properly submitted, and not to answer them if the time required for answering the questions properly submitted in advance of the General Meeting does not allow this.

In answering the questions during the General Meeting, the name of the questioner can only be disclosed (insofar as the questions are answered individually) if the consent to the disclosure of the name was explicitly stated upon the submission of the question. Please note that the entire General Meeting will be broadcast as described above live on the Internet for shareholders and interested public viewers without access restrictions. The same applies correspondingly to any preliminary publication of questions and possibly of answers on the company’s Internet website in advance of the General Meeting: In this case, too, the name of the questioner will only be disclosed if he or she explicitly states his or her consent to the disclosure of his or her name.

Objections against resolutions of the General Meeting

Shareholders who have exercised their right to vote by means of absentee voting (in writing or by electronic means) or by way of proxy authorization may, by electronic means, declare their objection to the resolutions of the General Meeting to the Notary Public responsible for the minutes of the General Meeting. Such declarations of objection may be sent to the Notary Public via the e-mail address

Notar.DB.HV2021@hoganlovells.com

and are possible from the opening of the General Meeting until its closing by the Chair of the General Meeting. The declaration shall be accompanied by evidence of share ownership, i.e. either the name, date of birth and address of the shareholder or the shareholder number.

Additional information

Additional information on shareholders’ rights can be found on the company’s website at www.db.com/general-meeting.

Notice on the company’s website

Information pursuant to § 124a Stock Corporation Act on this year’s Ordinary General Meeting is accessible on the company’s website at www.db.com/general-meeting. Following the General Meeting, the voting results will be announced at the same Internet address.

Further information on the voting pursuant to Table 3 of the Implementing Regulation (EU) 2018/1212

No resolution proposal is submitted under Agenda Item 1, and thus no voting on it is provided for (cf. Item 1 for explanation). Under the Agenda Items 2 to 7 and 9 to 13, the announced resolution proposals and election proposals are subject to binding votes; under Agenda Item 8, the announced resolution proposal is subject to an advisory vote. For all voting, the shareholders can in each case vote “Yes” (vote in favor) or “No” (vote against) or abstain from voting (abstention), i.e., not participate in the voting.

Privacy notice for shareholders and their representatives

The information we provide in the following is intended to give you an overview of the processing of your personal data as a Deutsche Bank shareholder (including any representatives you designate) as well as the rights you are entitled to under data protection law.

If you have registered to use our access-protected Shareholder Portal, additional data protection information applies to such use and can be viewed at any time using the Shareholder Portal.

Who is responsible for data processing and whom can I contact? The “Controller” responsible for data processing is:

Deutsche Bank Aktiengesellschaft
Taunusanlage 12
60325 Frankfurt am Main
Germany
Telephone: +49 69 910 10000
Telefax: +49 69 910 10001
e-mail: deutsche.bank@db.com

You can contact our company Data Protection Officer at:

Deutsche Bank Aktiengesellschaft
Data Protection Officer
Taunusanlage 12
60325 Frankfurt am Main
Germany
Telephone: +49 69 910 10000
e-mail: germany.dpo@db.com

Should you have any questions as a shareholder about data protection and the General Meeting, please call the General Meeting Hotline at 0800 100 4798 (available from within Germany).

What personal data and data sources do we use?

Shares of Deutsche Bank Aktiengesellschaft are registered shares. § 67 Stock Corporation Act requires that registered shares be entered into the company’s share register stating the name, date of birth and address (postal and electronic address) of the shareholder as well as the number of shares held. The shareholder is generally required to provide this information to the company.

The credit institutions involved in the acquisition or custody of your registered shares of Deutsche Bank Aktiengesellschaft regularly forward to us the information relevant for the administration of the share register. This is carried out by Clearstream Banking Frankfurt, which performs the technical settlement of securities transactions and the custody of shares on behalf of companies as the central securities depository.

The personal data provided by the shareholder is used exclusively to update our share register based on such information, and information regarding the shareholder and/or the shareholder’s representative is used to properly conduct the General Meeting.

We use the data collected during the General Meeting to create lists of participants and to document the voting results.

Why do we process your data and on what legal basis do we do so?

We process your personal data in compliance with the EU General Data Protection Regulation, the Stock Corporation Act and all other relevant legal provisions, including the German Federal Data Protection Act. The key provisions here are § 67ff. Stock Corporation Act, § 123 (2) Stock Corporation Act in conjunction with § 17 (1) and (2) of our Articles of Association and § 129 (1) sentence 2 Stock Corporation Act in conjunction with Article 6 (1) letter c) General Data Protection Regulation. If you mandate us to provide services, we use data to perform our contractual obligations (Article 6 (1) letter b) General Data Protection Regulation). In addition, where necessary we process personal data to meet additional statutory requirements such as regulatory requirements and record retention obligations in conjunction with Article 6 (1) letter c) General Data Protection Regulation. In individual cases, we also process your personal data to safeguard our legitimate interests pursuant to Article 6 (1) letter f) General Data Protection Regulation. Should we wish to process your personal data for purposes other than those specified above, we will involve you in this decision pursuant to the statutory provisions.

The purpose of the data processing is the administration and technical management of the share register as well as the preparation, execution and post-processing of the

General Meeting. This data processing does not involve fully automated decision- making as defined by Article 22 General Data Protection Regulation.

We only make use of the data shareholders provide about a person authorized to exercise their shareholder rights to conduct the General Meeting.

Which categories of recipients do we disclose your data to and who receives access? We use external service providers for the administration and technical management of the share register and the execution of the General Meeting. These service providers are engaged as data processors as defined by Article 28 General Data Protection Regulation and process your personal data exclusively based on the instructions of Deutsche Bank Aktiengesellschaft.

In addition, we may send your personal data to other recipients, such as to the regulatory authorities, in order to meet statutory reporting obligations (e.g. to the Federal Financial Supervisory Authority when a voting right threshold subject to reporting is exceeded). If you submit your votes through a proxy of the company, other shareholders of the company, members of the Management Board and Supervisory Board, the Chair of the General Meeting, the Notary Public, advisors and, where applicable, auditors may view your personal data included in the list of participants pursuant to § 129 (4) Stock Corporation Act. If you make use of the opportunity to speak at the General Meeting, you are from a legal perspective a participant of the General Meeting and will be entered as such in the list of participants. The persons specified above may then also view your personal data in the list of participants.

Within Deutsche Bank Aktiengesellschaft, the people who are able to access your data are those who need to do so in order to meet our obligations to you.

How long do we store your data?

We generally delete your personal data once it is no longer needed for the purposes specified above, provided we are not required to retain such data for a longer period based on statutory obligations to produce documentary evidence or retain records (e.g. pursuant to the Stock Corporation Act, Commercial Code, Tax Code, Securities Trading Act or German Banking Act). The data collected in relation to the General Meeting is usually stored for a period of three years. The standard retention period for data stored in the share register is ten years after the shares are sold.

What are your rights as a shareholder / representative? According to

  Article 15 General Data Protection Regulation, you have the right to information (according to § 67 (6) sentence 1 Stock Corporation Act, each shareholder may demand information relating to him/her that is entered in the share register).

  Article 16 General Data Protection Regulation, you have the right to have incorrect data rectified.
  Article 17 General Data Protection Regulation, you have the right to have your data erased, provided there is no legal basis for its continued storage.

  Article 18 General Data Protection Regulation, you have the right to request a restriction of the processing of your personal data. This means that, although your data will continue to be stored, it may only be processed further under restricted conditions.

  Article 20 General Data Protection Regulation, you have the right to data portability with respect to any data you have provided us. In this case, we will provide you with the data in a structured, commonly used and machine- readable format.

  Article 21 General Data Protection Regulation, you have the right to object to the processing of your data if your particular situation justifies this.

Do you want to exercise your right to file a complaint?

You have the option to contact the Data Protection Officer of Deutsche Bank Aktiengesellschaft specified above or a data protection supervisory authority if you believe the personal data relating to you is being processed in violation of the General Data Protection Regulation or the Federal Data Protection Act. We are under the jurisdiction of the following data protection supervisory authority:

Der Hessische Beauftragte für Datenschutz und Informationsfreiheit
Postfach 3163
65021 Wiesbaden
Germany
Telephone: +49 611 1408 0
Telefax: +49 611 1408 611
e-mail address available from:
https://datenschutz.hessen.de/über-uns/kontakt

Frankfurt am Main, March 2021

Deutsche Bank Aktiengesellschaft The Management Board

Deutsche Bank Aktiengesellschaft
Taunusanlage 12
60262 Frankfurt am Main
Germany

Telephone: +49 69 9 10 00
deutsche.bank@db.com

Contact for Shareholders
+ 49 800 9 10 80 00

AGM Hotline
+ 49 61 96 8 87 07 04

2021

Financial Calendar

April 28, 2021
Earnings Report as of March 31, 2021

May 27, 2021
Annual General Meeting

July 28, 2021
Interim Report as of June 30, 2021

October 27, 2021
Earnings Report as of September 30, 2021

2022

Financial Calendar

February 3, 2022
Preliminary results for the 2021 financial year

March 11, 2022
Annual Report 2021 and Form 20-F

April 27, 2022
Earnings Report as of March 31, 2022

May 19, 2022
Annual General Meeting

July 27, 2022
Interim Report as of June 30, 2022

October 26, 2022
Earnings Report as of September 30, 2022